Exhibit 99.2

The Redwood Review

First Quarter 2015

Redwood Trust

T A B L E O F C O N T E N T S

Introduction	5

Shareholder Letter	6

Quarterly Overview	10

Financial Insights	17

„ GAAP Income	17

„ Balance Sheet	21

„ Taxable Income and Dividends	31

Business Segments	33

„ Residential Mortgage Banking	34

„ Residential Investments	35

„ Commercial Mortgage Banking and Investments	37

Appendix	40

„ Redwood’s Business Strategy	41

„ Glossary	43

„ Financial Tables	52

THE REDWOOD REVIEW  | 1ST QUARTER 2015  1

C A U T I O N A R Y S T A T E M E N T

This Redwood Review contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan,” and similar expressions or their negative forms, or by references to strategy, plans, goals, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our most recent Annual Report on Form 10-K under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected are described below and may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-K, 10-Q, and 8-K. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Statements regarding the following subjects, among others, are forward-looking by their nature: (i) statements we make regarding Redwood’s business strategy and strategic focus, including statements relating to our confidence in our overall market position, strategy and long-term prospects, and our belief in the long-term efficiency of private label securitization as a form of mortgage financing; (ii) statements related to our residential mortgage banking activities, including our expectation to clear the majority of our first quarter jumbo pipeline and inventory at or above our quarter-end marks during the second quarter, our belief that loan sale profit margins generated on more recent loan acquisitions will be within our long-term target range of 25 to 50 basis points, our expectations regarding the MPF Direct™ initiative created by the FHLBC, and statements related to pooling conforming loans to create tailored Agency securities that could attract higher prices from investors; (iii) statements we make regarding securitization reform, including efforts to improve structural investor protection mechanisms, our expectation to add a transaction manager in one of our upcoming Sequoia securitizations, and other incremental reforms becoming the norm in private label securitization transactions; (iv) statements we make regarding additional opportunities to participate in risk-sharing transactions with the GSEs over the next several quarters; (v) statements we make regarding the outlook for our commercial business, including our positioning to benefit from a substantial wave of refinance opportunities and the expectation of additional demand for commercial loans beginning late in the second quarter of 2015, our exploration of ways to diversify our commercial loan distribution platform, our expectation that margins on our existing commercial loan pipeline will improve in the second quarter of 2015, and our statement that we intend to sell certain commercial senior loans into securitization transactions scheduled for the second quarter of 2015; (vi) statements relating to the effectiveness of our efforts to manage our exposure to interest-rate volatility and the tactics we employ today and in the future to manage such exposure; (vii) statements relating to acquiring residential mortgage loans in the future that we have identified for purchase or plan to purchase, including the amount of such loans that we identified for purchase during the first quarter of 2015 and at

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C A U T I O N A R Y S T A T E M E N T

March 31, 2015, and statements relating to expected fallout and the corresponding volume of residential mortgage loans expected to be available for purchase; (viii) statements relating to our estimate of our investment capacity (including that we estimate our investment capacity at March 31, 2015 to be approximately $198 million); (ix) statements we make regarding our dividend policy, including our intention to pay a regular dividend of $0.28 per share per quarter in 2015; and (x) statements regarding our expectations and estimates relating to the characterization for income tax purposes of our dividend distributions, our expectations and estimates relating to tax accounting, tax liabilities and tax savings, and GAAP tax provisions, our estimates of REIT taxable income and TRS taxable income, and our anticipation of additional credit losses for tax purposes in future periods (and, in particular, our statement that, for tax purposes, we expect an additional $30 million of tax credit losses on residential securities we currently own to be realized over an estimated three- to five-year period).

Important factors, among others, that may affect our actual results include: general economic trends, the performance of the housing, commercial real estate, mortgage, credit, and broader financial markets, and their effects on the prices of earning assets and the credit status of borrowers; federal and state legislative and regulatory developments, and the actions of governmental authorities, including those affecting the mortgage industry or our business (including, but not limited to, the Federal Housing Finance Agency’s notice of proposed rulemaking relating to FHLB membership requirements and the potential implications for our captive insurance subsidiary’s membership in the FHLB); developments related to the fixed income and mortgage finance markets and the Federal Reserve’s statements regarding its future open market activity and monetary policy; our exposure to credit risk and the timing of credit losses within our portfolio; the concentration of the credit risks we are exposed to, including due to the structure of assets we hold and the geographical concentration of real estate underlying assets we own; our exposure to adjustable-rate mortgage loans; the efficacy and expense of our efforts to manage or hedge credit risk, interest rate risk, and other financial and operational risks; changes in credit ratings on assets we own and changes in the rating agencies’ credit rating methodologies; changes in interest rates; changes in mortgage prepayment rates; the availability of assets for purchase at attractive prices and our ability to reinvest cash we hold; changes in the values of assets we own; changes in liquidity in the market for real estate securities and loans; our ability to finance the acquisition of real estate-related assets with short-term debt; the ability of counterparties to satisfy their obligations to us; our involvement in securitization transactions, the profitability of those transactions, and the risks we are exposed to in engaging in securitization transactions; exposure to claims and litigation, including litigation arising from our involvement in securitization transactions; whether we have sufficient liquid assets to meet short-term needs; our ability to successfully compete and retain or attract key personnel; our ability to adapt our business model and strategies to changing circumstances; changes in our investment, financing, and hedging strategies and new risks we may be exposed to if we expand our business activities; our exposure to a disruption or breach of the security of our technology infrastructure and systems; exposure to environmental liabilities; our failure to comply with applicable laws and regulations; our failure to maintain appropriate internal controls over financial reporting and

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C A U T I O N A R Y S T A T E M E N T

disclosure controls and procedures; the impact on our reputation that could result from our actions or omissions or from those of others; changes in accounting principles and tax rules; our ability to maintain our status as a REIT for tax purposes; limitations imposed on our business due to our REIT status and our status as exempt from registration under the Investment Company Act of 1940; decisions about raising, managing, and distributing capital; and other factors not presently identified.

This Redwood Review may contain statistics and other data that in some cases have been obtained from or compiled from information made available by servicers and other third-party service providers.

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I N T R O D U C T I O N

Note to Readers:

We file annual reports (on Form 10-K) and quarterly reports (on Form 10-Q) with the Securities and Exchange Commission. These filings and our earnings press releases provide information about Redwood and our financial results in accordance with generally accepted accounting principles (GAAP). We urge you to review these documents, which are available through our website, www.redwoodtrust.com.

This document, called The Redwood Review, is an additional format for providing information about Redwood through a discussion of our GAAP financial results, as well as other metrics, such as taxable income. Supplemental information is also provided in the Financial Tables in this Review to facilitate more detailed understanding and analysis of Redwood. We may also provide non-GAAP financial measures in this Review. When we use non-GAAP financial measures it is because we believe that these figures provide additional insight into Redwood’s business. In each case in which we discuss a non-GAAP financial measure you will find an explanation of how it has been calculated, why we think the figure is important, and a reconciliation between the GAAP and non-GAAP figures.

References herein to “Redwood,” the “company,” “we,” “us,” and “our” include Redwood Trust, Inc. and its consolidated subsidiaries. Note that because we round numbers in the tables to millions, except per share amounts, some numbers may not foot due to rounding. References to the “first quarter” refer to the quarter ending March 31, 2015, and references to the “fourth quarter” refer to the quarter ending December 31, 2014, unless otherwise specified.

We hope you find this Review helpful to your understanding of our business. We thank you for your input and suggestions, which have resulted in our changing the form and content of The Redwood Review over time.

Selected Financial Highlights

Quarter:Year	GAAP Income per Share	REIT Taxable Income per Share (1)	Annualized GAAP Return on Equity	GAAP Book Value per Share	Dividends per Share
Q115	$0.16	$0.18	5%	$15.01	$0.28
Q414	$0.31	$0.19	9%	$15.05	$0.28
Q314	$0.50	$0.21	14%	$15.21	$0.28
Q214	$0.18	$0.17	5%	$15.03	$0.28
Q114	$0.14	$0.19	4%	$15.14	$0.28
Q413	$0.29	$0.20	8%	$15.10	$0.28
Q313	$0.25	$0.24	7%	$14.65	$0.28
Q213	$0.71	$0.25	22%	$14.69	$0.28
Q113	$0.69	$0.20	21%	$14.54	$0.28

(1)	REIT taxable income per share for 2014 and 2015 are estimates until we file tax returns.

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S H A R E H O L D E R L E T T E R

Dear Fellow Shareholders:

During the first quarter, we continued to face difficult market conditions, in particular from high interest rate volatility, which negatively impacted our GAAP earnings. While our first quarter results were disappointing, we did a good job navigating through the turbulence and at the same time further advancing our residential and commercial business franchises to capitalize on opportunities we see evolving in the mortgage markets. In this letter, we will elaborate on each of these topics to give you our perspective on these developments.

Similar to the fourth quarter of 2014, our hedging strategies were effective in economically protecting our balance sheet against the overall decline in interest rates that occurred during the first quarter. Unfortunately, for accounting purposes, the negative impact on our mortgage servicing rights (MSR) investments was recorded to our income statement, reducing earnings, while the offsetting positive impact of declining interest rates on our securities investments was primarily unrealized for accounting purposes and recorded to our balance sheet. All of the specific details related to our financial results and changes in book value can be found in the Quarterly Overview and Financial Insights sections of this Redwood Review.

Market Conditions

The interest rate volatility that started late last year continued through the first quarter of 2015. The 10-year Treasury yield ranged from a low of 1.62% to a high of 2.22%, before closing at 1.92%, down 25 basis points since December 31, 2014. Interest rate volatility poses a challenge to our businesses overall, but is particularly disadvantageous for our jumbo residential and commercial mortgage banking activities. Why? Through our mortgage banking activities, we generally commit upfront to acquire or originate loans, which we typically intend to securitize or sell. High interest rate volatility creates pricing uncertainty that generally results in senior triple-A investors and whole loan buyers demanding higher liquidity premiums (lower prices) to compensate them for the heightened uncertainty. We assume this risk as part of our business model and seek to address it on a go-forward basis by adjusting our loan acquisition and origination pricing, which we did for both businesses during the first quarter.

Residential

Jumbo

As a result of the challenging market conditions during the first quarter, our jumbo Sequoia securitization execution and jumbo whole loan sales were adversely impacted. The impact was exacerbated as the market value data points gleaned from these transactions were used to re-value our entire jumbo residential pipeline and loan inventory at quarter-end.

Our jumbo product line is off to a good start early into the second quarter of 2015. Interest rate volatility has calmed and loan sale pricing has firmed. During the second quarter, we expect to clear the vast majority of our first quarter jumbo pipeline and inventory at or above our quarter-end marks. To date in the second quarter, we had new loan sales totaling $480 million through the bulk whole-loan market and a Sequoia securitization transaction that, taken together, were executed at pricing levels significantly above our March 31st quarter-end marks.

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S H A R E H O L D E R L E T T E R

In order to win back widespread confidence and participation by triple-A investors in private label residential securitization, there are several efforts afoot that have been dubbed “RMBS 3.0.” These efforts are aimed at improving structural investor protection mechanisms in RMBS transactions, as well as adding an independent transaction manager or “traffic cop” to enhance oversight and enforcement of contractual terms. We have been on the leading edge of these efforts. Our most recent Sequoia transaction, which closed at the end of April, included a new structural feature intended to address potential conflicts relating to servicer advances, which was one of the securitization reforms we proposed in our August 2014 white paper. We were pleased, not only with the pricing execution on this transaction, but also with the level and depth of triple-A investor interest.

We continue to listen to feedback from triple-A investors about securitization reform and we expect to add a transaction manager to one of our upcoming Sequoia securitizations (this was another reform we proposed in our white paper). We are optimistic that as these incremental reforms become the norm, it will further strengthen the Sequoia brand, increase triple-A investor participation, and improve transaction execution.

Conforming

Our conforming product line remains an important strategic piece of our business plan, as it enables us to generate fees and create attractive servicing and credit risk investments and provides opportunities to leverage our residential platform’s fixed costs.

In terms of market conditions, our conforming margins were far less impacted by interest rate volatility during the first quarter when compared to our jumbo results, as available hedge instruments (TBAs) are more closely correlated to the conforming loans we purchase and our inventory turns are typically faster. However, we continue to face stiff competitive pricing pressure for conforming loans, as the industry overall has still not fully downsized its excess capacity.

Our focus, therefore, remains on driving profitability by optimizing seller relationships, adding distribution channels, and leveraging overhead through increased loan processing efficiencies. For example, we recently achieved sufficient scale to begin pooling conforming loans for a securities execution through Fannie Mae and Freddie Mac, which will allow us to create tailored Agency securities that can attract higher prices from investors.

Currently, the bulk of our conforming investment activity is through the creation of servicing assets. We remain encouraged, however, that additional opportunities are emerging to participate in credit risk sharing transactions with the GSEs over the next several quarters, similar to the transaction we completed with Fannie Mae in the fourth quarter of 2014. These transactions serve an important purpose to the GSEs’ regulator, as they can potentially help shape public policy around the eventual reform of the GSEs. From our perspective, our ability to create attractive credit investments in our conforming loan production over time will greatly complement the jumbo loan investments we create for ourselves through our existing Sequoia program.

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S H A R E H O L D E R L E T T E R

Commercial

Turning to our commercial business, the commercial loan market was also impacted by significant interest rate volatility during the first quarter, along with increased competition for new loans from a record number of lenders. Additionally, the commercial market is highly seasonal, with the first quarter typically having the lowest industry origination volume of the year. These market factors, combined with widening CMBS spreads, adversely impacted our first quarter mortgage banking income. Like our residential business, however, we have begun to see some positive developments since quarter-end. Our pipeline of loans under application has significantly increased and stood at approximately $275 million at April 30, 2015, slightly above where we were last year at this time. The wave of loan maturities industry participants have been predicting for some time is expected to translate into additional loan demand beginning late in the second quarter of 2015.

Our challenge going forward will be to diversify our distribution for the commercial loans we originate, potentially outside of CMBS conduits. There is currently a shortage of liquidity for the subordinate “B-Piece” tranches of CMBS securitizations, resulting in significant idiosyncratic risk that loans may not be saleable into CMBS conduits for an extended period – often regardless of the credit characteristics of those loans. While our credit discipline remains unchanged, and we have sufficient balance-sheet capacity and financing in place to weather periods of market illiquidity, we continue to explore ways to diversify our commercial franchise and leverage our ability to offer attractive senior and mezzanine financing solutions to good borrowers.

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S H A R E H O L D E R L E T T E R

Closing

Despite a challenging period for our business, we continue to believe that in a world of unprecedented liquidity where investors are searching for yield, our residential and commercial loan platforms provide us with a competitive advantage in terms of creating attractive investments while also generating fee income. Our market-leading jumbo platform has provided us with almost two-thirds of our current residential investment portfolio and has produced substantial fee income. Our conforming platform has provided us with attractive mortgage servicing rights and we are making good progress toward creating additional risk-sharing investments with the GSEs in the coming quarters. Finally, our commercial platform has been a capital-efficient source of fee income and diversification for our overall investment portfolio, and remains well-positioned to capitalize on the expected wave of maturing commercial loans over the next few years.

As always, thank you for your continued support.

Marty Hughes	Brett D. Nicholas
CEO	President

THE REDWOOD REVIEW  | 1ST QUARTER 2015  9

Q U A R T E R L Y O V E R V I E W

First Quarter 2015 Results

Highlights

„

We earned $0.16 per share for the first quarter of 2015, as compared to $0.31 per share for the fourth quarter of 2014. Earnings declined from the prior quarter primarily as a result of lower margins on jumbo loan sales as well as negative market valuation adjustments on mortgage servicing rights (MSRs) due to declining benchmark interest rates.

„

Our GAAP book value at March 31, 2015, was $15.01 per share, as compared to $15.05 per share at December 31, 2014. The decline in earnings and its impact on book value was largely offset by our cumulative hedging results – much of which was not reflected in earnings. Our March 31, 2015 book value also reflects the $0.28 per share dividend we paid to shareholders in the first quarter.

„

We deployed $133 million of capital in the first quarter of 2015, as compared to $159 million in the fourth quarter of 2014. Over two-thirds of the new investments we recorded over these periods were created through our residential and commercial mortgage-banking operations.

„

Residential loans identified for purchase increased 32% to $3.7 billion during the first quarter of 2015 compared with $2.8 billion during the fourth quarter of 2014. At March 31, 2015, our pipeline of residential loans identified for purchase was $1.8 billion and included $1.4 billion of jumbo loans and $0.4 billion of conforming loans, unadjusted for fallout expectations.

„

We completed one Sequoia securitization of $339 million during the first quarter (SEMT 2015-1), and created $8 million of new investments for our portfolio. In addition, we sold $511 million of jumbo loans to third parties during the first quarter of 2015. Our FHLB-member subsidiary pledged $447 million of jumbo loans to the FHLBC, investing approximately $82 million of capital.

„

Total commercial loan originations were $100 million for the first quarter of 2015 and included $93 million of senior loans and $8 million of mezzanine loans, as compared to $326 million of senior loans and $22 million of mezzanine loans for the fourth quarter of 2014. At April 30, 2015, our pipeline of senior loans (loans closed or under application) was $275 million.

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Q U A R T E R L Y O V E R V I E W

Summary of Financial Results

GAAP Earnings

In the first quarter of 2015, we earned $15 million, or $0.16 per share, a decrease from $27 million, or $0.31 per share, in the fourth quarter of 2014. The following table sets forth the components of Redwood’s GAAP income for the first quarter of 2015 and fourth quarter of 2014.

GAAP Income
($ in millions, except per share data)
	Three Months Ended
	3/31/2015	12/31/2014

Net interest income	$40	$41

Provision for loan losses	-	(2)

Non-interest income

Mortgage banking activities

Residential	2	10

Commercial	-	1

MSR income (loss)

Fees	9	6

Market valuation adjustments	(20)	(15)

Other market valuation adjustments	(1)	4

Realized gains, net	4	5

Other income	1	-

Total non-interest income, net	(5)	11

Operating expenses	(25)	(26)

Benefit from income taxes	5	3
GAAP income	$15	$27

GAAP income per share	$0.16	$0.31

„

Net interest income declined by $1 million, largely due to lower average balances of loans held-for-sale, and the recognition of a full quarter of interest expense on the exchangeable debt offering we completed in the fourth quarter of 2014. Importantly, net interest income from our residential investment portfolio increased $3 million from the prior quarter as a result of $447 million loans pledged with the FHLBC during the quarter.

„

Income from residential mortgage banking activities, net (MBA) declined $8 million, primarily due to spread widening which led to lower prices for residential loans held-for-sale during the first quarter of 2015. Based on activity during April 2015, we currently anticipate generating loan sale profit margins on more recent loan acquisitions within our long-term target range of 25 to 50 basis points.

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Q U A R T E R L Y O V E R V I E W

„

Income from commercial MBA declined $1 million due to the combination of seasonally low origination volume and volatility in the CMBS market during the first quarter, which negatively impacted loan sale margins on the $166 million of senior loans we had in inventory at the beginning of the year. All of these loans were sold into CMBS securitizations during the first quarter. We expect margins on our existing commercial loan pipeline to improve in the second quarter.

„

Our MSR portfolio generated $9 million of fee income during the first quarter, an increase of $2 million from the fourth quarter of 2014. Despite the growth in fee income, our MSRs incurred negative market valuation adjustments of $20 million during the first quarter. This included $6 million from the effect of fees received and $14 million from adverse changes in prepayment assumptions due to declining interest rates.

„

Other market valuation adjustments were negative $1 million for the first quarter of 2015 and included the change in value of loans held-for-investment and financed with the FHLBC as well as changes in the value of derivatives used to hedge a portion of our residential investment portfolio.

„

During the first quarter of 2015, we sold $104 million of primarily investment grade-rated Sequoia residential mortgage-backed securities (RMBS) and interest only (IO) securities and realized gains of $4 million, as compared to sales of $48 million and realized gains of $4 million for the fourth quarter of 2014.

„	Operating expenses declined $1 million from the fourth quarter of 2014 to $25 million, predominately due to a decrease in accrued variable compensation.

„

We recorded a benefit from income taxes of $5 million for the first quarter of 2015, due to a GAAP net loss at our taxable subsidiaries for the first quarter of 2015 that primarily resulted from losses on our MSR portfolio.

The Financial Insights section on page 17 provides additional analysis of the components of our GAAP income and balance sheet.

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Q U A R T E R L Y O V E R V I E W

GAAP Book Value

Our GAAP book value at March 31, 2015, was $15.01 per share, as compared to $15.05 per share at December 31, 2014. The following table sets forth the changes in Redwood’s GAAP book value per share for the first quarter of 2015 and the fourth quarter of 2014.

Changes in GAAP Book Value Per Share ($ in per share)

	Q1 2015	Q4 2014

Beginning book value	$15.05	$15.21

Earnings	0.16	0.31

Change in unrealized gains, net on securities	0.05	(0.07)

Other, net	0.02	0.03

Dividends	(0.28)	(0.28)

Changes in interest rate hedges on long-term debt	(0.10)	(0.15)

Impact of new accounting standard	0.11	-
Ending book value	$15.01	$15.05

We believe our efforts to mitigate the impact of significant interest-rate volatility during the first quarter of 2015 were largely effective. A significant contributing factor to the $0.04 per share decline in book value was spread-widening on jumbo residential loans held-for-sale, which we do not hedge against. As a result, our combined earnings, changes in unrealized gains on securities, and other items did not fully offset our first quarter dividend paid to shareholders.

The remaining components of the change in book value, including our interest rate hedges on long-term debt and our adoption of a new accounting standard for consolidated legacy Sequoia securitizations, were largely offsetting. The new accounting standard allowed us to reclassify our investment in legacy Sequoia securitizations from amortized cost to fair value. This was a welcome change, as the book value of our net equity in consolidated legacy Sequoia securitizations at March 31, 2015 now equals the $72 million fair value of our economic interests in those securitizations. For more details on the change in accounting standards see the Residential Loans section of Financial Insights.

The tactics we employ to manage our interest-rate exposure are dynamic and are continually adjusted to maximize their effectiveness while positioning us to still earn attractive, risk-adjusted returns. For example, during the first quarter we maintained significant holdings of investment-grade rated “mezzanine” residential mortgage-backed securities, whose values characteristically increase as interest rates decline. These securities represented approximately two-thirds of our subordinate securities portfolio, which increased in value by $13 million during the first quarter of 2015. The majority of this increase related to changes in the value of the mezzanine securities and resulted from interest rate changes during the quarter. Conversely, our MSR portfolio incurred negative market valuation adjustments of $20 million

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Q U A R T E R L Y O V E R V I E W

during the first quarter of 2015 of which $6 million was due to the change in the basis of our investment from the receipt of expected fees during the quarter, and $14 million was from adverse changes in prepayment assumptions due to the effect of declining interest rates on valuations. As the changes in value of our mezzanine securities were recorded through equity on the balance sheet and the changes in value of MSRs were recorded through the income statement, our first quarter earnings didn’t reflect the effectiveness of our hedging strategy.

Over time, we expect our investment-grade rated mezzanine portfolio to pay down or be sold, and we will likely transition our hedging focus to more traditional interest-rate derivatives. Although the accounting rules for such derivatives could potentially benefit our GAAP income in a particular quarter, they would come with an added economic cost in comparison to relying on offsetting positions inherent in our businesses.

The Financial Insights section on page 17 provides additional analysis of the components of our GAAP income and balance sheet.

Quarterly Investment Activity

Our deployment of capital decreased only modestly in the first quarter of 2015 compared to the prior quarter. The following table details our capital invested for the first quarter of 2015 and fourth quarter of 2014.

Quarterly Investment Activity ($ in millions)

	Q1 2015	Q4 2014

Residential

Sequoia RMBS	$6	$24

Third-party RMBS	27	36

Less: Short-term debt/Other liabilities	(9)	-
Total RMBS, net	24	61

Loans, net – FHLB (1)	82	57

MSR investments	19	19
Total residential	126	137

Commercial
Mezzanine loans	8	22
Capital invested	$133	$159

(1)	Includes loans pledged to FHLBC and FHLBC stock acquired, less FHLBC borrowings.

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Q U A R T E R L Y O V E R V I E W

Net of financing, we deployed $133 million of capital in the first quarter, continuing a strong pace set in the third and fourth quarters of 2014. Notable investments in the first quarter included $82 million of capital invested in $447 million of loans held by our FHLB-member subsidiary and financed with advances from the FHLBC, $19 million of investments in MSRs, and $6 million in retained subordinate securities created from the Sequoia securitization we completed during the first quarter.

Our first quarter capital investments were partially offset by the sale of $18 million of conforming MSRs and $104 million of mostly Sequoia mezzanine and IO securities. After the repayment of short-term debt, these sales freed up approximately $71 million of capital for reinvestment.

Following the end of the first quarter of 2015 and through April 30, 2015, we invested $22 million of capital, including $5 million in subordinate securities retained from our recent Sequoia securitization, $5 million in third party securities and $12 million in MSR investments. During the same period we sold $43 million of Sequoia mezzanine securities, which freed-up approximately $9 million of capital after the repayment of short-term debt.

Our investment portfolio increased 13% during the first quarter to $2.7 billion at March 31, 2015, and included $1.3 billion of securities, $1.0 billion of loans pledged to the FHLBC, $120 million of MSR investments, and $338 million of commercial loans. Included in this portfolio were $66 million of Sequoia senior and IO securities, which are included in our Residential Mortgage Banking segment for financial reporting purposes.

Residential Operations

„

Our combined residential jumbo and conforming purchase volume was $2.5 billion in the first quarter, down 10% from the fourth quarter of 2014. The decline in actual loan purchase volume was largely due to seasonal factors that reduced loans identified for purchase in the fourth quarter of 2014.

„

During the first quarter, we continued to make progress on our MPF DirectTM initiative with the FHLBC. We acquired our first loans through MPF DirectTM during the first quarter and had 10 approved sellers and approximately 100 sellers under application at March 31, 2015. Two other FHLBs (Boston and San Francisco) obtained approval from their regulator to participate in the MPF DirectTM initiative and we expect others to follow in the coming quarters.

„

At March 31, 2015, we had 180 residential loan sellers, up from 169 at the end of the fourth quarter. At March 31, 2015, our residential mortgage banking operations had 102 dedicated employees, as compared to 100 at the beginning of 2015, and 60 at the beginning of 2014.

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Q U A R T E R L Y O V E R V I E W

Commercial Operations

„	At March 31, 2015, we held $54 million of commercial senior loans that we intend to sell into securitization transactions scheduled for the second quarter of 2015.

„	At March 31, 2015, we had $338 million of commercial mezzanine loans held-for-investment with a weighted average yield of approximately 10% and a weighted average maturity of over four years.

Capital and Liquidity

Our total capital of $1.9 billion at March 31, 2015, included $1.3 billion of equity capital and $0.6 billion of our total $1.6 billion of long-term debt. This portion of long-term debt included $140 million of trust-preferred securities due in 2037, $288 million of convertible debt due in 2018, and $205 million of exchangeable debt due in 2019.

During the first quarter of 2015, the FHLBC approved an increase to our FHLB-member subsidiary’s financing limit of $500 million, bringing our subsidiary’s total financing capacity with the FHLBC to $1 billion. Our FHLB-member subsidiary borrowed an additional $354 million of long-term debt from the FHLBC during the first quarter, which increased total long-term debt associated with FHLBC borrowings to $851 million at March 31, 2015.

At March 31, 2015, we held $304 million in cash, and our investment capacity (defined as the approximate amount of capital we had readily available for long-term investments) was approximately $198 million. This amount excludes cash flow we expect to receive in future quarters from investments and cash proceeds that we could generate from the sale of non-core investments such as our mezzanine RMBS securities.

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F I N A N C I A L I N S I G H T S

GAAP Income

Our consolidated GAAP net income for the first quarter of 2015 was $15 million, or $0.16 per diluted common share, as compared to $27 million, or $0.31 per diluted common share, for the fourth quarter of 2014. The following table presents the GAAP income statements for the first quarter of 2015 and fourth quarter of 2014.

Consolidated Statements of Income
($ in millions, except per share data)
	Three Months Ended
	3/31/15	12/31/14
Interest income	$54	$56

Discount amortization, net	10	9
Total interest income	64	65

Interest expense	(24)	(24)
Net interest income	40	41

Provision for for loan losses	-	(2)
Net interest income after provision	40	40

Non-interest income

Mortgage banking activities	2	11

MSR income (loss)	(11)	(9)

Other market valuation adjustments	(1)	4

Realized gains, net	4	5

Other income	1	-
Total non-interest income, net	(5)	11

Operating expenses	(25)	(26)

Benefit from income taxes	5	3
Net income	$15	$27

Net income per share	$0.16	$0.31

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Net Interest Income

Net interest income was $40 million in the first quarter of 2015, a decrease of $1 million from the fourth quarter of 2014. The following table highlights the components of net interest income for the first quarter of 2015 and fourth quarter of 2014.

Net Interest Income
($ in millions)
	Three Months Ended
	3/31/15	12/31/14

Net interest income by segment

Residential Mortgage Banking	$12	$13

Residential Investments	27	25

Commercial Mortgage Banking and Investments	7	10

Corporate/Other net interest expense (1)	(7)	(6)
Total Net Interest Income	$40	$41

(1)

For the three months ended 3/31/15 and 12/31/14, net interest income from Corporate/Other includes $9 million and $8 million, respectively, of interest expense from long-term debt that is not directly allocated to any segment and $3 million and $1 million, respectively, of net interest income from consolidated legacy Sequoia entities.

Net interest income from our residential mortgage banking operations decreased $1 million in the first quarter of 2015, as average balances of residential loans held-for-sale decreased 10% to $1.3 billion, primarily as a result of decreased jumbo loan acquisitions. The amount of interest income earned from loans held-for-sale is dependent on many factors, including the amount of loans, the length of time they are on our balance sheet, and their interest rates.

Net interest income from our residential investments segment increased $2 million in the first quarter of 2015, as the average balance of residential loans financed with the FHLBC increased 80% to $668 million. The average balance of our securities portfolio was unchanged at $1.1 billion, as sales and paydowns offset $33 million of new investments. The average yield on our available-for-sale securities decreased slightly to 8.5% in the first quarter of 2015 from 8.6% in the fourth quarter of 2014.

Net interest income from our commercial operations decreased $3 million in the first quarter of 2015 due to the combination of a lower average balance of loans held-for-sale and a $1 million prepayment penalty received during the fourth quarter of 2014 from a held-for-investment loan.

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Mortgage Banking Activities

The following table presents the components of our mortgage banking activities for the first quarter of 2015 and fourth quarter of 2014.

Mortgage Banking Activities
($ in millions)
	Three Months Ended
	3/31/15	12/31/14

Residential mortgage banking activities

Residential loans	$21	$26

Risk management derivatives	(4)	(7)

Sequoia securities	(14)	(9)
Total residential mortgage banking activities	2	10

Commercial mortgage banking activities

Commercial loans	6	7

Risk management derivatives	(6)	(6)

Total commercial mortgage banking activities	-	1
Total mortgage banking activities	$2	$11

Income from mortgage banking activities was $2 million for the first quarter of 2015, as compared to $11 million in the fourth quarter of 2014.

Income from residential mortgage banking activities was $2 million in the first quarter of 2015, a decline of $8 million from the fourth quarter of 2014. The decline primarily resulted from lower margins on jumbo loans during the quarter combined with lower jumbo loan acquisition volume compared to the fourth quarter of 2014.

Our commercial operations generated a loss from mortgage banking activities of less than $1 million in the first quarter of 2015, down from income of $1 million in the fourth quarter of 2014. The decrease was primarily due to lower margins experienced on loans originated in 2014 and sold into CMBS transactions during the beginning of the first quarter of 2015, along with lower origination volume compared to the fourth quarter of 2014. We originated eight senior commercial loans totaling $93 million in the first quarter of 2015, as compared to 24 senior loans totaling $326 million in the fourth quarter of 2014.

MSR Income

Net income from our investment in mortgage servicing rights (MSRs) declined to a loss of $11 million in the first quarter of 2015, as compared to a loss of $9 million in the fourth quarter of 2014. Fee income generated from MSRs was $9 million for the first quarter of 2015, as compared to $6 million in the fourth quarter of 2014, as the average balance of loans

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associated with our MSRs increased during the first quarter of 2015. Market valuation adjustments on MSRs were negative $20 million during the first quarter of 2015, as compared to negative $15 million in the fourth quarter of 2014. The decrease in the market value of MSRs at the end of the first quarter of 2015 primarily resulted from a decline in mortgage interest rates in the first quarter.

Other Market Valuation Adjustments

Other market valuation adjustments were negative $1 million for the first quarter of 2015, as compared to positive $4 million for the fourth quarter of 2014. In the first quarter of 2015, increases in the fair value of residential loans held-for-investment were more than offset by negative valuation adjustments from interest rate derivatives and our net investment in consolidated legacy Sequoia entities. In the fourth quarter of 2014, the adjustments were primarily attributable to interest rate derivatives.

Realized Gains, Net

In the first quarter of 2015, we recognized $4 million of gains primarily related to sales of $104 million of securities in our investment portfolio. In the fourth quarter of 2014, we recognized $5 million of gains primarily related to sales of $48 million of securities.

Operating Expenses

Operating expenses decreased to $25 million in the first quarter of 2015, as compared to $26 million in the fourth quarter of 2014, primarily due to a decrease in variable compensation expense. Variable compensation expense is estimated throughout the year, with final amounts being determined in the fourth quarter. Quarterly amounts are primarily impacted by the number of eligible employees and our financial results.

Benefit from Income Taxes

During the first quarter of 2015, we recognized a tax benefit of $5 million, as compared to a benefit of $3 million in the fourth quarter of 2014. The benefit in the first quarter of 2015 was driven by GAAP losses at our taxable REIT subsidiaries in the first quarter of 2015, primarily resulting from negative market valuation adjustments on our MSR investments as well as lower income from mortgage banking activities. See the Taxable Income and Dividends section on page 31 for further information.

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Balance Sheet

The following table presents our consolidated balance sheets at March 31, 2015 and December 31, 2014.

Consolidated Balance Sheets (1) ($ in millions)

	3/31/2015	12/31/2014

Residential loans	$3,400	$3,399
Commercial loans	460	567
Real estate securities – Third party	825	824
Real estate securities – Sequoia (2)	461	555
Mortgage servicing rights	120	139
Cash and cash equivalents	304	270
Total earning assets	5,569	5,754

Other assets	247	165
Total assets	$5,816	$5,919

Short-term debt
Mortgage loan warehouse debt	$896	$1,185
Security repurchase facilities	606	609
Other liabilities	153	129
Asset-backed securities issued	1,353	1,545
Long-term debt	1,551	1,195
Total liabilities	4,559	4,663
Stockholders’ equity	1,257	1,256
Total liabilities and equity	$5,816	$5,919

(1)

Our consolidated balance sheets include assets of consolidated variable interest entities (“VIEs”) that can only be used to settle obligation of these VIEs and liabilities of consolidated VIEs for which creditors do not have recourse to the primary beneficiary (Redwood Trust, Inc.). At March 31, 2015 and December 31, 2014, asset of consolidated VIEs totaled $1,718 and $1,903, respectively, and liabilities of consolidated VIEs totaled $1,354 and $1,547, respectively. See Table 7 in the Appendix for additional detail.

(2)	Sequoia securitizations completed in 2012 and subsequently are treated as sales for GAAP, and the amounts in this line item represent securities we have retained from these transactions.

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Residential Loans

The tables below detail residential loan activity during the first quarter of 2015 and fourth quarter of 2014.

Residential Loans
Three Months Ended March 31, 2015
($ in millions)
	Jumbo Held-for- Investment	Jumbo Held-for- Sale	Conforming Held-for- Sale	Consolidated Sequoia Entities	Total

Beginning fair value	$582	$1,098	$245	$1,474	$3,399

Accounting adoption (1)	-	-	-	(104)	(104)

Acquisitions	-	1,112	1,365	-	2,478

Sales	-	(858)	(1,408)	-	(2,266)

Transfers between portfolio	447	(447)	-	-	-

Principal payments	(30)	(15)	-	(67)	(112)

Change in fair value, net	2	3	(1)	3	7

Other, net	-	-		(2)	(2)
Ending fair value	$1,000	$894	$201	$1,304	$3,400

Residential Loans
Three Months Ended December 31, 2014
($ in millions)
	Jumbo Held-for- Investment	Jumbo Held-for- Sale	Conforming Held-for- Sale	Consolidated Sequoia Entities	Total

Beginning fair value	$239	$1,103	$399	$1,547	$3,288

Acquisitions	-	1,463	1,292	-	2,756

Sales	-	(1,125)	(1,443)	-	(2,568)

Transfers between portfolio	355	(355)	-	-	-

Principal payments	(12)	(10)	(4)	(69)	(96)

Change in fair value, net	-	21		-	21
Other, net	-	-	-	(3)	(3)
Ending fair value	$582	$1,098	$245	$1,474	$3,399

(1)

On January 1, 2015, we adopted FASB Accounting Standard Update 2014-13 (ASU 2014-13). The amount in this line represents the adjustment to switch from amortized cost to fair value accounting for these loans. See below for further detail.

Our $3.4 billion of residential loans are comprised of jumbo and conforming loans held-for-sale through our residential mortgage banking segment, loans held-for-investment in our residential investments segment and loans at consolidated Sequoia entities.

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During the first quarter of 2015, we transferred $447 million of held-for-sale loans from our residential mortgage banking segment to our residential investments segment and reclassified the loans as held-for-investment. At March 31, 2015, nearly all of our $1.0 billion of held-for-investment jumbo loans were held by our FHLB-member subsidiary and financed on a secured basis with the FHLBC. At March 31, 2015, these loans included $856 million of fixed-rate loans, and $116 million of hybrid loans. Additionally, these loans had a weighted average original LTV of 68% and FICO of 773 and, at March 31, 2015, 0.44% of these loans were greater than 30-days delinquent and none were 90-or-more days delinquent.

In our residential mortgage banking segment, at March 31, 2015, we owned $1.1 billion of prime residential loans. At March 31, 2015, our loan purchase commitments (unadjusted for fallout) included $1.4 billion of jumbo loans and $426 million of conforming loans. See the Residential Mortgage Banking section on page 34 for additional information.

The remainder of our residential loans, totaling $1.3 billion, are held in consolidated Sequoia entities. On January 1, 2015, we adopted ASU 2014-13. In accordance with this standard, we now measure both the financial assets and financial liabilities of the consolidated Sequoia entities based on the fair value of the liabilities (ABS issued) of these entities. This standard enables us to reflect the current fair value of our retained interests in these entities in our financial statements and eliminates income statement mismatches resulting from changes in fair value. At March 31, 2015, the fair value of our investments in these entities totaled $72 million.

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Commercial Loans

The following table details commercial loan activity during the first quarter of 2015 and fourth quarter of 2014.

Commercial Loans Three Months Ended March 31, 2015 ($ in millions)

	Senior	A/B Notes	Unsecuritized Mezzanine	Securitized Mezzanine	Total
Beginning carrying value	$166	$71	$134	$195	$567
Originations	93	-	8	-	100
Sales	(210)	-	-	-	(210)
Principal payments/amortization	-	-	-	(4)	(4)
Change in fair value, net	6	1	-	-	7
Change in allowance for loan losses	-	-	-	-	-
Ending carrying value	$54	$73	$142	$192	$460

Commercial Loans Three Months Ended December 31, 2014 ($ in millions)

	Senior	A/B Notes	Unsecuritized Mezzanine	Securitized Mezzanine	Total
Beginning carrying value	$105	$71	$118	$205	$498
Originations	326		22		348
Sales	(271)	-	-	-	(271)
Principal payments/amortization	-	-	(5)	(10)	(15)
Change in fair value, net	7	-	-	-	7
Change in allowance for loan losses	-	-	-	1	1
Ending carrying value	$166	$71	$134	$195	$567

At March 31, 2015, we owned $460 million of commercial loans, as compared to $567 million of commercial loans at December 31, 2014. During the first quarter of 2015, we originated eight senior loans and sold 16 senior loans. Additionally, we originated two mezzanine loans during the first quarter of 2015. See the Commercial Mortgage Banking and Investments section on page 37 for additional information.

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Real Estate Securities

The following table presents the fair value of our residential real estate securities at March 31, 2015. We categorize our Sequoia and third-party securities by portfolio vintage (the year the securities were issued), priority of cash flow (senior, re-REMIC, and subordinate) and the underwriting characteristics of the underlying loans (prime and non-prime).

Real Estate Securities (1) March 31, 2015 ($ in millions)
	Sequoia Securities 2012-2015	Third-party Securities			Total Securities	% of Total Securities
		2012-2015	2006-2008	<=2005
Seniors
Prime	$66	$-	$62	$236	$364	28%
Non-prime (2)	-	-	4	178	182	14%
Total seniors	66	-	66	414	546	42%
Re -REMIC	-	-	110	59	169	13%
Subordinates
Mezzanine (3)	300	81	-	-	381	30%
Subordinate	95	41	1	52	189	15%
Prime subordinates	395	122	1	52	570	45%
Total real estate securities	$461	$122	$177	$525	$1,285	100%

(1)

Included in the real estate securities table above are $211 million of senior securities that are included in the Residential Resecuritization that we completed in July 2011. In accordance with GAAP, we account for the resecuritization as a financing even though these securities are owned by the resecuritization entity and are legally not ours. We own only the securities and interests that we acquired from the resecuritization entity, which amounted to $169 million at March 31, 2015. As a result, to adjust at March 31, 2015, for the legal and economic interests that resulted from the resecuritization, total senior securities would be decreased by $211 million to $335 million, prime re-REMIC securities would be increased by $169 million to $338 million, and total real estate securities would be reduced by $42 million to $1.24 billion.

(2)	Non-prime residential senior securities consist of Alt-A senior securities.

(3)	Prime mezzanine includes securities initially rated AA, A, and BBB- and issued in 2012 or later.

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The table below details the change in fair value of real estate securities during the first quarter of 2015 and fourth quarter of 2014.

Real Estate Securities
($ in millions)
	Three Months Ended
	3/31/15	12/31/14

Beginning fair value	$1,379	$1,395
Acquisitions
Sequoia securities	6	24
Third-party securities	27	36
Sales
Sequoia securities	(98)	(3)
Third-party securities	(7)	(44)
Gain on sale/calls, net	4	4
Effect of principal payments	(25)	(28)
Change in fair value, net	(2)	(5)
Ending fair value	$1,285	$1,379

During the first quarter of 2015, we acquired $6 million of mezzanine and subordinate Sequoia securities, $7 million of third-party senior securities, and $20 million of third-party subordinate securities. During the first quarter of 2015, we sold $104 million of securities that resulted in a $4 million gain. Included in these sales were $84 million of subordinate Sequoia securities, $14 million of senior Sequoia securities, $5 million of third-party subordinate securities, and $2 million of third-party senior securities.

At March 31, 2015, residential securities we owned (as a percentage of current market value) consisted of fixed-rate assets (55%), adjustable-rate assets (21%), hybrid assets that reset within the next year (23%), and hybrid assets that reset between 12 and 36 months (1%).

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Mortgage Servicing Rights (MSRs)

The table below details the change in fair value and associated loan principal of MSRs held during the first quarter of 2015 and fourth quarter of 2014.

MSRs
($ in millions)
	Three Months Ended
	3/31/2015		12/31/2014
	Fair Value	Associated Principal	Fair Value	Associated Principal
Beginning fair value	$139	$13,668	$135	$12,217
Additions	19	1,909	19	1,383
Sales	(18)	(2,166)	-	-
Change in fair value due to:
Changes in assumptions	(14)	-	(12)
Other changes (1)	(6)	(758)	(3)	(366)
Ending fair value	$120	$12,653	$139	$13,668

(1)	Primarily represents changes in the basis of our investment from the receipt of expected fees during the quarter.

At March 31, 2015, we owned $51 million of jumbo MSR investments and $69 million of conforming MSR investments associated with residential loans that had aggregate principal balances of $5.9 billion and $6.8 billion, respectively. We earn fees from these MSRs, but outsource the actual servicing of the associated loans to third-party servicers.

During the first quarter of 2015, we added $19 million of MSRs, including $14 million of MSRs acquired through our residential mortgage banking operations and $2 million of bulk-purchased MSRs. The GAAP carrying value, which is the estimated fair value of our MSRs, was equal to 0.95% of the aggregate principal balance of the associated residential loans at March 31, 2015, as compared to 1.02% at December 31, 2014. At March 31, 2015, the 60-day-plus delinquency rate of loans associated with our MSR investments was 0.06%.

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Derivatives

The following table presents the fair value and notional value of derivative financial instruments held at March 31, 2015 and December 31, 2014, which are components of Other assets and Other liabilities on our consolidated balance sheet.

Derivatives ($ in millions)
	3/31/15		12/31/14
	Fair Value (1)	Notional	Fair Value (1)	Notional
Risk management derivatives by segment:
Residential mortgage banking	$(4)	$2,298	$(3)	$2,344
Residential investments	16	825	7	575
Commercial mortgage banking and investments	-	43	1	186
Residential loan purchase and forward sale commitments	7	1,892	1	419
Cash flow hedges on long-term debt	(55)	140	(47)	140
Total derivative financial instruments, net	$(38)	$5,198	$(41)	$3,663

(1)	Fair values presented in this table represent the net value of derivative assets and liabilities associated with each of our segments.

We use derivative financial instruments in part to mitigate the interest rate risk associated with our residential and commercial mortgage banking activities, as well as net interest rate exposure within our investment portfolios. Net changes in the fair value of risk management derivatives are reflected in our income statement in Mortgage banking activities for residential and commercial mortgage banking segments and in Other market valuation adjustments for our residential investments segment. The timing of when we enter into and exit these derivatives, and the corresponding levels of benchmark interest rates, has a significant effect on the amount of valuation income or loss recognized.

As part of our residential mortgage banking activities, we enter into agreements to purchase and sell jumbo and conforming residential loans. Due to amendments that became effective January 1, 2015, jumbo loan purchase commitments are now treated as derivatives and changes in their fair values are recorded in mortgage banking activities in our income statement, consistent with our accounting for conforming loan purchase commitments. This change resolved a source of timing differences affecting mortgage banking income that we discussed in prior Redwood Reviews.

Falling benchmark interest rates during the first quarter of 2015 resulted in an $8 million increase to our derivative liability related to cash flow hedges on our long-term debt. Changes in the fair value of our cash flow hedges were recorded in shareholders’ equity through Accumulated other comprehensive income. Our long-term debt is reported at historical cost, and the decline in interest rates in the fourth quarter had no effect on the GAAP reported value of the debt associated with these derivatives.

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Short-Term Debt

At March 31, 2015, we had short-term residential mortgage warehouse debt outstanding of $815 million, which was used to finance a portion of the $1.1 billion inventory of residential mortgage loans held-for-sale. We also had short-term commercial warehouse debt outstanding of $81 million, of which $58 million was used to finance mezzanine commercial loans held-for-investment and the remainder was used to finance a portion of our senior commercial loans held-for-sale.

At March 31, 2015, we had five uncommitted residential mortgage warehouse facilities with an aggregate borrowing capacity of $1.6 billion, two uncommitted commercial mortgage warehouse facilities for senior loans with aggregate borrowing capacity of $250 million, and one uncommitted commercial warehouse facility for mezzanine subordinate loans with a borrowing capacity of $150 million.

At March 31, 2015, we had short-term debt incurred through securities repurchase facilities of $606 million, which was secured by $734 million of residential securities.

The table below details the activity of short-term debt during the first quarter of 2015 and fourth quarter of 2014.

Short-Term Debt by Collateral Type
($ in millions)
	Residential Loans		Residential Securities		Commercial Loans
	Q1 2015	Q4 2014	Q1 2015	Q4 2014	Q1 2015	Q4 2014

Beginning balance	$1,076	$1,188	$609	$647	$109	$53
Borrowings	1,453	2,471	72	27	117	208
Repayments	(1,714)	(2,583)	(74)	(65)	(145)	(152)
Ending balance	$815	$1,076	$606	$609	$81	$109

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Long-Term Debt and ABS Issued

At March 31, 2015, RWT Holdings, Inc., a wholly-owned taxable REIT subsidiary of Redwood Trust, Inc., had $205 million of exchangeable senior notes (issued in November 2014) at a stated interest rate of 5.625% (excluding deferred issuance costs) that are exchangeable for 46.1798 shares of Redwood Trust, Inc. common stock per $1,000 principal amount (equivalent to an exchange price of $21.65 per common share and subject to certain adjustments) on or before their maturity in November 2019.

In addition, at March 31, 2015, we had $288 million of convertible senior notes outstanding at a stated interest rate of 4.625% (excluding deferred issuance costs) that are convertible into 41.1320 shares of common stock per $1,000 principal amount (equivalent to a conversion price of $24.31 per common share and subject to certain adjustments) on or before their maturity in April 2018.

At March 31, 2015, our FHLB-member subsidiary had $851 million of borrowings outstanding under its FHLB borrowing agreement with a weighted average interest rate of 0.27% and a weighted average maturity of 9.2 years. Advances under this agreement are charged interest based on a specified margin over the FHLBC’s 13-week discount note rate, which resets every 13 weeks. At March 31, 2015, these advances were secured by residential mortgage loans with a fair value of $994 million.

At March 31, 2015, we had $140 million of other long-term debt outstanding, due in 2037, with a stated interest rate of three-month LIBOR plus 225 basis points (excluding deferred issuance costs). In 2010, we effectively fixed the interest rate on this long-term debt at approximately 6.75% (excluding deferred issuance costs) through interest rate swaps.

At March 31, 2015, we had commercial secured borrowings of $67 million as a result of our requirement under GAAP to classify certain senior commercial loans we originated and sold to third parties as financings and not sales. These secured borrowings are recorded at their fair value, which is equal to the fair value of the associated senior loans that were sold, but remain on our balance sheet in accordance with GAAP.

At March 31, 2015, we had $1.4 billion outstanding of non-recourse, asset-backed debt (ABS) issued at consolidated variable interest entities (VIEs). Included in this amount was $34 million at a stated interest rate of one-month LIBOR plus 200 basis points related to our Residential Resecuritization, $80 million at a stated interest rate of 5.62% (excluding deferred issuance costs) related to our Commercial Securitization, and $1.2 billion at consolidated Sequoia entities. Upon adoption of ASU 2014-13 on January 1, 2015, we began to account for the ABS issued at consolidated Sequoia entities at fair value.

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Taxable Income and Dividends

Summary

As a REIT, Redwood is required to distribute to shareholders at least 90% of its REIT taxable income. REIT taxable income is defined as taxable income earned at Redwood and its qualified REIT subsidiaries. To the extent Redwood retains REIT taxable income, it is taxed at corporate tax rates. Redwood also earns taxable income at its taxable REIT subsidiaries (TRS), which it is not required to distribute.

Dividend Policy Overview

Our Board of Directors has maintained a policy of paying regular quarterly dividends, although we have not been required to distribute dividends in recent years under the provisions of the Internal Revenue Code applicable to REITs. In November 2014, the Board of Directors announced its intention to pay a regular dividend of $0.28 per share per quarter in 2015. In February 2015, the Board of Directors declared a regular dividend of $0.28 per share for the first quarter of 2015, which was payable on March 31, 2015, to shareholders of record on March 17, 2015.

Dividend Distribution Requirement

Our estimated REIT taxable income was $15 million, or $0.18 per share, for the first quarter of 2015 and $16 million, or $0.19 per share, for the fourth quarter of 2014. Under normal circumstances, our minimum REIT dividend requirement would be 90% of our annual REIT taxable income. However, we currently maintain a federal $70 million REIT net operating loss carry forward (NOL) that affords us the option of retaining REIT taxable income up to the NOL amount, tax free, rather than distributing it as dividends. Federal income tax rules require the dividends paid deduction to be applied to reduce taxable income before the applicability of NOLs is considered. We do not expect our estimated REIT taxable income to exceed our dividend distributions in 2015; therefore, our entire NOL will likely carry forward into 2016.

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Income Tax Characterization of Dividend for Shareholders

Irrespective of our minimum distribution requirement, federal income tax rules require that the actual dividends we distribute in 2015 be taxed at the shareholder level based on our full-year 2015 taxable income plus net capital gains before application of any loss carry forwards. Based on this requirement, we expect much of the dividends we distribute in 2015 will be taxable as ordinary income to shareholders and a smaller portion to be a return of capital, which is generally non-taxable. None of Redwood’s 2015 dividend distributions are expected to be characterized as long-term capital gains for federal income tax purposes. Factors that significantly affect the taxation of our 2015 dividends to shareholders include but are not limited to: (i) capital gains on sales of securities and (ii) the timing of realized credit losses on legacy investments.

(i) For the three months ended March 31, 2015, we realized net capital gains of $8 million at the REIT level for tax purposes. Net capital gains generated by the REIT for the entire year could increase the portion of our 2015 dividends that are characterized as ordinary income to our shareholders. However, if the REIT realized net capital losses for 2015, those losses would have no effect on the taxability of our 2015 dividends. None of our 2015 dividend distributions are expected to be characterized as long-term capital gains, based on applicable federal income tax rules.

(ii) Our estimated REIT taxable income for the three months ended March 31, 2015 included $2 million of realized credit losses on legacy investments that were taken in previous periods for GAAP reporting purposes. We anticipate an additional $30 million of tax credit losses to be realized over an estimated three to five-year period based on the securities we currently own. This is a decrease from $34 million at December 31, 2014 and $59 million at December 31, 2013. Even though the impact of realized losses on our current period taxable income is declining, our GAAP earnings, which have provisioned for these losses in prior periods, will likely continue to exceed our REIT taxable income.

GAAP Provision for Income Tax at Taxable REIT Subsidiaries

To the extent we expect to pay tax at the corporate level (generally as a result of activity at our taxable REIT subsidiaries), we are required to record a tax provision for GAAP reporting purposes. We recorded a tax benefit of $5 million for the first quarter of 2015, as compared to a tax benefit of $3 million for the fourth quarter of 2014. The benefit was primarily due to GAAP losses recorded at our TRS during the first quarter of 2015. Our tax benefit is not intended to reflect the actual amount we expect to receive as an income tax refund as it is expected to be utilized in future periods, as GAAP income is earned at our TRS. A reconciliation of GAAP and taxable income is set forth in Table 2 of the Financial Tables appendix of this Redwood Review. We do not expect to generate excess inclusion income in 2015, but in the event we do, it is our intention to retain it at our TRS and not pass it through to our shareholders.

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B U S I N E S S S E G M E N T S

Summary

We operate our business in three segments: residential mortgage banking, residential investments, and commercial mortgage banking and investments.

The table below presents our consolidated financial results for the first quarter of 2015 by presenting the direct contribution of each segment separately. The table also includes a reconciling column labeled “Corporate/Other” that includes the contribution of our consolidated legacy Sequoia entities, certain long-term debt, and corporate operations not directly attributable to our operating segments. Following the table below are descriptions of each segment along with a summary of activity in each segment. Additional detail on our segments and their results will be provided in our Quarterly Report on Form 10-Q for the period ended March 31, 2015.

Segment Results
Three Months Ended March 31, 2015
($ in millions)
	Residential Mortgage Banking	Residential Investments	Commercial Mortgage Banking and Investments	Corporate/ Other	Total

Interest income	$16	$30	$11	$7	$64
Interest expense	(4)	(3)	(3)	(14)	(24)
Net interest income (expense)	12	27	7	(7)	40
Provision for loan losses	-	-	-	-	-
Net interest income (expense) after provision	12	27	7	(7)	40
Non-interest income
Mortgage banking activities	2	-	-	-	2
MSR income (loss)	-	(11)	-	-	(11)
Other market valuation adjustments	-	-	-	(1)	(1)
Realized gains, net	-	4	-	-	4
Other income	-	1	-	-	1
Total non-interest income (loss)	2	(6)	-	(1)	(5)

Operating expenses	(11)	(1)	(3)	(10)	(25)
Benefit from income taxes	-	4	1	1	5
Segment contribution	$3	$24	$4	$(17)

Net income					$15
Additional Information:
Residential loans	$1,095	$1,000	$-	$1,304	$3,400
Commercial loans	-	-	460	-	460
Real estate securities	69	1,216	-	-	1,285
Mortgage servicing rights	-	120	-	-	120
Total Assets	$1,208	$2,443	$467	$1,699	$5,816

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B U S I N E S S S E G M E N T S

Residential Mortgage Banking

Summary

The Residential Mortgage Banking segment primarily consists of a mortgage loan conduit that acquires residential loans from third-party originators for subsequent sale. The jumbo loans we acquire are typically sold through our Sequoia private-label securitization program or to institutions that acquire pools of whole loans. The conforming loans we acquire are generally sold to Fannie Mae and Freddie Mac (the GSEs). Our residential loan acquisitions are usually made on a flow basis as they are originated by banks or mortgage companies. We occasionally supplement our flow purchases with bulk acquisitions.

This segment’s main source of revenue is income from mortgage banking activities, which includes valuation increases (or gains) on the sale or securitization of loans, and from IO securities and derivatives used to manage risks associated with these activities. Additionally, this segment may generate interest income on loans held pending securitization or sale. Funding expenses, direct operating expenses, and tax expenses associated with these activities are also included.

„

During the first quarter of 2015, we entered into commitments to purchase $3.7 billion of loans and we acquired $2.5 billion of loans, as compared to the fourth quarter of 2014, when we identified $2.8 billion of loans for purchase and we acquired $2.8 billion of loans.

„

During the first quarter of 2015, we completed one prime jumbo securitization totaling $339 million, seven jumbo whole loan sale transactions totaling $511 million, and $1.4 billion of conforming loan sales to the GSEs. During the fourth quarter of 2014, we completed one prime jumbo securitization totaling $342 million, eight jumbo whole loan sale transactions totaling $776 million, and $1.4 billion of conforming loan sales to the GSEs.

„	In the first quarter of 2015, industry-wide private-label jumbo RMBS issuance totaled $4.6 billion, compared to $3.8 billion in the fourth quarter of 2014, according to Inside Nonconforming Markets.

„

Redwood has sponsored, through its Sequoia platform, $10.1 billion, or 32%, of the $31.8 billion of total private-label RMBS issuance from 2010 through March 31, 2015, as reported by Inside Nonconforming Markets.

„

At March 31, 2015, the fair value of our residential loans held-for-sale was $1.1 billion, a decrease from $1.3 billion at December 31, 2014. At March 31, 2015, our pipeline of residential loans identified for purchase (unadjusted for fallout) was $1.4 billion of jumbo loans and $426 million of conforming loans. At March 31, 2015, IO and senior securities retained from Sequoia securitizations totaled $66 million at this segment.

„	Our group of residential loan sellers, which are third parties that are approved to sell jumbo and conforming loans to us, increased to a total of 180 at March 31, 2015, from 169 at December 31, 2014.

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B U S I N E S S S E G M E N T S

Residential Investments

Summary

The Residential Investments segment includes a portfolio of investments in residential mortgage-backed securities (RMBS) retained from our Sequoia securitizations, as well as RMBS issued by third parties. This segment also includes residential loans held-for-investment and financed by our FHLB-member-subsidiary and MSRs associated with residential loans we have sold and MSRs purchased from third parties.

This segment’s main source of revenue is net interest income from portfolio securities and loans held-for-investment, as well as income from MSRs. Additionally, this segment may realize gains upon the sale of securities. Funding expenses, hedging expenses, direct operating expenses, and tax expenses associated with these activities are also included.

„

At March 31, 2015, the fair value of the securities in the residential investments segment totaled $1.2 billion. The amortized cost of our available-for-sale securities, which accounted for all but $41 million of securities (held as trading securities) in this segment, was 74% of face value and the fair value was 88% of face value at March 31, 2015.

„

We financed our holdings of residential securities through a combination of short-term debt secured by securities, our Residential Resecuritization, long-term debt and equity capital. During the first quarter of 2015, average short-term debt secured by securities was $618 million and the average asset-backed securities outstanding in the Residential Resecuritization was $37 million.

„

During the first quarter of 2015, we sponsored one Sequoia securitization and retained $6 million of mezzanine and subordinate securities and $2 million of MSR investments. At March 31, 2015, retained investments acquired from Sequoia securitizations totaled $510 million, including $62 million of senior IO securities, $3 million of senior securities, $300 million of mezzanine securities, $95 million of subordinate securities, and $50 million of MSRs.

„	Information on the residential securities we own is set forth in Tables 5 through 7 in the Appendix.

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B U S I N E S S S E G M E N T S

Residential Investments (continued)

The following table presents information on the residential securities included in our residential investments segment at March 31, 2015. For GAAP, we account for the majority of these securities as available-for-sale (AFS) and the others as trading securities, and in both cases the securities are reported at their estimated fair value.

Residential Securities
March 31, 2015
($ in millions)
	Senior			Subordinate
	Prime	Non-prime	Re-REMIC	Mezzanine	Subordinate	Total

Available-for-sale securities
Current face	$302	$191	$194	$381	$268	$1,336
Credit reserve	(3)	(9)	(13)	-	(39)	(64)
Net unamortized discount	(33)	(30)	(79)	(33)	(111)	(286)
Amortized cost	267	152	102	347	117	986

Unrealized gains	33	23	67	23	49	196
Unrealized losses	(2)	-	-	-	(1)	(3)

Trading securities	-	7	-	11	23	41
Fair value of residential securities	$298	$182	$169	$381	$189	$1,219

Residential Loans Held-for-Investment

During the first quarter of 2015, we transferred $447 million of held-for-sale loans from our residential mortgage banking segment to our residential investment segment and reclassified the loans as held-for-investment. At March 31, 2015, held-for-investment loans with a fair-value of $1.0 billion were held at this segment and were financed with $851 million of FHLB borrowings.

Investments in MSRs

In the first quarter of 2015, Redwood’s investments in MSRs decreased to $120 million, as we added $19 million of MSRs associated with $1.9 billion aggregate principal amount of residential loans, sold $18 million of MSRs, and recognized market valuation adjustments of negative $20 million. At March 31, 2015, the unpaid principal balance of loans associated with our investment in MSRs was $12.7 billion and the GAAP carrying value of our MSRs was equal to 0.95% of the principal balance of the associated residential loans.

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B U S I N E S S S E G M E N T S

Commercial Mortgage Banking and Investments

Summary

The Commercial Mortgage Banking and Investments segment consists primarily of a mortgage loan conduit that originates senior commercial loans for subsequent sale to third-party CMBS sponsors or other investors. This segment also provides other forms of commercial real estate financing directly to borrowers that may include mezzanine loans, subordinate mortgage loans, and other forms of financing. We typically hold the mezzanine and other subordinate loans we originate in our commercial investment portfolio.

This segment’s main sources of revenue are mortgage banking income, which includes valuation increases (or gains) on the sale of senior commercial loans and associated hedges, and net interest income from mezzanine or subordinate loans held in our investment portfolio. Funding expenses, direct operating expenses, and tax expenses associated with these activities are also included.

„	We incurred a loss of less than $1 million in the first quarter of 2015 from commercial mortgage banking activities, as compared to income of $1 million in the fourth quarter of 2014.

„

During the first quarter of 2015, we originated and funded eight senior commercial loans for $93 million, and sold 16 senior loans totaling $210 million. This compares to the fourth quarter of 2014 when we originated and funded 24 senior loans for $326 million, and sold 18 senior loans totaling $271 million.

„	At March 31, 2015, we had five senior commercial loans held-for-sale with a carrying value of $54 million.

„

At March 31, 2015, we had $73 million of commercial loans at fair value classified as held-for-investment. Of these loans, $68 million of A-notes were sold to third-parties but did not meet the sale criteria under GAAP, and remain on our balance sheet. As a result, we also recorded secured borrowings of $68 million, which are also carried at fair value. Our investment in the B-notes related to these loan sales was $5 million at March 31, 2015.

„

During the first quarter of 2015, we originated two commercial mezzanine and subordinate loans for $8 million, compared to seven mezzanine loans for $22 million in the fourth quarter of 2014. At March 31, 2015, our unsecuritized and securitized portfolios of commercial mezzanine and subordinate loans held-for-investment were $141 million and $192 million, respectively.

„

At March 31, 2015, our commercial loans held-for-investment had an outstanding principal balance of $350 million (excluding A-notes), unamortized discount of $5 million, an allowance for loan losses of $8 million, and a carrying value of $338 million.

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B U S I N E S S S E G M E N T S

Commercial Mortgage Banking and Investments (continued)

„

On average, our commercial mezzanine loans held-for-investment have a maturity of more than four years, an unlevered yield of approximately 10% per annum before credit costs, a loan-to-value ratio of 72% at origination, and a debt service coverage ratio at origination of 1.25x based on underwritten cash flows at origination.

„	At March 31, 2015, we had one loan with a carrying value of $25 million on our watch list. The loan is current and we expect to receive all amounts due according to the contractual terms of the loan.

The following table and charts provide information on our commercial mezzanine loan portfolio as of March 31, 2015.

Commercial Mezzanine Loans at Redwood
March 31, 2015
Property Type	Number of Loans	Original Weighted Average DSCR (1)	Original Weighted Average LTV (2)	Average Loan Size ($ in millions)

Multifamily	27	1.33x	79%	$4

Hospitality	12	1.42x	64%	7

Office	11	1.22x	76%	7

Retail	9	1.18x	77%	6

Self Storage	3	1.39x	75%	6

Industrial	3	1.52x	73%	2
Total portfolio	65	1.31x	74%	$5

(1)

The debt service coverage ratio (DSCR) is defined as the property’s annual net operating income divided by the annual principal and interest payments. The weighted average DSCRs in this table are based on the ratios at the time the loans were originated and are not based on subsequent time periods during which there may have been increases or decreases in each property’s operating income.

(2)	The loan-to-value (LTV) calculation is defined as the sum of the senior and all subordinate loan amounts divided by the value of the property at the time the loan was originated.

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B U S I N E S S S E G M E N T S

Commercial Mortgage Banking and Investments (continued)

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R E D W O O D’ S B U S I N E S S S T R A T E G Y

Redwood’s Business Strategy

Redwood is focused on investing in mortgage- and other real estate-related assets and engaging in residential and commercial mortgage banking activities. Our business has evolved substantially since the onset of the financial crisis, driven in part, by our desire to build a franchise with a value-producing business model positioned to capitalize on the evolution of the mortgage finance markets. Specifically, we strive to be highly competitive in a post-crisis era of greater regulatory and capital requirements for all mortgage market participants, particularly for more heavily regulated banks. We have invested in and expanded our residential and commercial operating platforms to act as intermediaries between borrowers and investors in the mortgage capital markets, with the shared goal of creating our own steady sources of attractive investments and fee-generating opportunities. We believe that our business activities, as outlined below, take advantage of the strength of our balance sheet and the talents and extensive relationships of the professionals who make up our residential and commercial teams.

Our residential business activities have been driven by our expectation that large bank originators with excess liquidity would be more likely to retain their jumbo residential loan production for their own investment portfolios rather than to sell those loans to aggregators such as Redwood. Therefore, our primary focus has been on purchasing loans from smaller bank and non-bank originators. Since mid-2010, we have acquired prime, jumbo mortgages and the related mortgage servicing rights from these sellers and distributed those loans through private-label securitizations and whole-loan bulk-sales. In order to further leverage our platform and to participate in risk-sharing transactions contemplated under Fannie Mae and Freddie Mac reform proposals, in late 2013 we entered the conforming segment of the residential market (defined as loans eligible for sale to these government-sponsored enterprises) and we began to acquire conforming loans and the related servicing rights from many of our existing jumbo loan sellers and new conforming-only loan sellers. Conforming loans we acquire are generally sold in bulk to Fannie Mae or Freddie Mac. In addition, in mid-2014, we established a new subsidiary that is a member of the Federal Home Loan Bank of Chicago (FHLBC) that can access attractive long-term financing from the FHLBC for residential mortgage loans. Through this subsidiary, we acquire residential mortgage loans to hold as long-term investments.

Our commercial business activities have been driven by our expectation that a significant wave of commercial loan refinancing demand would result from the pre-financial crisis era of high-leverage lending. In 2010, we identified an immediate need for mezzanine capital that could bridge the gap between commercial borrowers’ funding needs and what traditional senior lenders would provide in refinancing transactions. We subsequently positioned our platform to become an originator of senior commercial loans, offering value through greater flexibility and certainty of execution for borrowers. We are now a nationally recognized originator of commercial loans, generally retaining the mezzanine and subordinate loans we originate as long-term investments and selling senior loans we originate into the CMBS market.

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R E D W O O D’ S B U S I N E S S S T R A T E G Y

Redwood Trust is structured as a REIT for federal tax purposes. Our REIT holds most of our mortgage-related investments, which are generally tax advantaged and created through our residential and commercial business activities or purchased through the mortgage capital markets. Our mortgage-banking activities are conducted through taxable REIT subsidiaries that pay corporate income taxes and, therefore, can generally retain earnings and reinvest the cash flows back into our business.

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G L O S S A R Y

A-NOTES

A-Notes are senior interests in commercial mortgage debt which are promissory notes secured by either a deed of trust or a mortgage. A-Notes are senior to any subordinate financing, such as B-Notes, and mezzanine financing. See B-Notes and Mezzanine Loan definitions.

ADJUSTABLE-RATE MORTGAGES (ARM)

Adjustable-rate mortgages (“ARMs”) are loans that have coupons that adjust at least once per year. We make a distinction between ARMs (loans with a rate adjustment at least annually) and hybrids (loans that have a fixed-rate period of 2-10 years and then become adjustable-rate).

AGENCY

Agency refers to government-sponsored enterprises (“GSEs”), including Federal National Mortgage Association (“Fannie Mae”), Federal Home Loan Mortgage Corporation (“Freddie Mac”), and Government National Mortgage Association (“Ginnie Mae”).

ALT-A SECURITIES and ALT-A LOANS

Alt-A securities are residential mortgage-backed securities backed by loans that have higher credit quality than subprime and lower credit quality than prime. Alt-A originally represented loans with alternative documentation, but the definition has shifted over time to include loans with additional risk characteristics and in some cases investor loans. In an Alt-A loan, the borrower’s income may not be verified, and in some cases, may not be disclosed on the loan application. Alt-A loans may also have expanded criteria that allow for higher debt-to-income ratios with higher accompanying loan-to-value ratios than would otherwise be permissible for prime loans.

AMORTIZED COST

Amortized cost is the initial acquisition cost of an available-for-sale (“AFS”) security, minus principal repayments or principal reductions through credit losses, plus or minus premium or discount amortization. At the point in time an AFS security is deemed other-than-temporarily impaired, the amortized cost is adjusted (by changing the amount of unamortized premium or discount) by the amount of other-than temporary impairment taken through the income statement.

ASSET-BACKED SECURITIES (ABS)

Asset-backed securities (“ABS”) are securities backed by financial assets that generate cash flows. Each ABS issued from a securitization entity has a unique priority with respect to receiving principal and interest cash flows and absorbing any credit losses from the assets owned by the entity.

AVAILABLE-FOR-SALE (AFS)

An accounting method for debt and equity securities in which the securities are reported at their fair value. Positive changes in the fair value are accounted for as increases to stockholders’

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G L O S S A R Y

equity and do not flow through the income statement. Negative changes in fair value may be recognized through the income statement or balance sheet.

B-NOTES

B-Notes are subordinate interests in commercial mortgage debt which are either (i) evidenced by a subordinated promissory note secured by the same mortgage that also secures the senior debt relating to the same property or (ii) junior participation interests in mortgage debt that are subordinate to senior participation interests in the same mortgage debt. B-Notes typically provide the holder with certain rights to approve modifications to related lending agreements and to trigger foreclosure under the mortgage following an event of default. B-Notes also typically provide the holder certain limited rights to cure a borrower default under senior debt secured by the same mortgage in order to keep the senior debt current and avoid foreclosure.

BOOK VALUE (GAAP)

Book value is the value of our common equity in accordance with GAAP.

COMMERCIAL MORTGAGE-BACKED SECURITIES (CMBS)

A type of mortgage-backed security that is secured by one or more loans on commercial properties.

CONFORMING LOAN

A conforming loan is a mortgage loan that conforms to the underwriting standards of Fannie Mae and Freddie Mac, including the maximum loan limit, which is currently $417,000 except in defined high-cost areas of the country, where the limit is higher. Changes to this maximum loan limit are announced annually by the Federal Housing Finance Agency (“FHFA”), which is the regulator and conservator of both Fannie Mae and Freddie Mac.

CONSTANT (or CONDITIONAL) PREPAYMENT RATE (CPR)

Constant (or conditional) prepayment rate (“CPR”) is an industry-standard measure of the speed at which mortgage loans prepay. It approximates the annual percentage rate at which a pool of loans is paying down due to unscheduled principal prepayments.

CREDIT SUPPORT

Credit support is the face amount of securities subordinate (or junior) to the applicable security that protects the security from credit losses and is generally expressed as a percentage of the securitization’s underlying pool balance.

DEBT

Debt is an obligation of Redwood. See Long-term debt and Short-term debt.

FALLOUT

The percentage of loans that an originator plans or commits to sell to a buyer that ultimately do not close and are not delivered to the buyer.

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G L O S S A R Y

FASB

Financial Accounting Standards Board.

FHFA

The FHFA refers to the Federal Housing Finance Authority.

FHLB and FHLBC

The FHLB refers to the Federal Home Loan Bank system. The FHLBC refers to the Federal Home Loan Bank of Chicago.

FORWARD SALE COMMITMENT

A contract pertaining to the future sale of a loan at a specified price and within a specified time period. Mortgage bankers often use forward sale commitments to hedge interest rate risk between the date they agree to buy and the date in which the loan is sold, which is often between 30 and 60 days. This commitment qualifies as a derivative in accordance with GAAP. Any change in the value of this forward sale commitment is recorded as a market valuation adjustment in mortgage banking activities.

GAAP

Generally Accepted Accounting Principles in the United States.

GOVERNMENT-SPONSORED ENTERPRISE (GSE)

A government-sponsored enterprise is a financial services corporation created by the United States Congress to enhance the flow of credit to targeted sectors of the economy. Among the GSEs chartered by Congress are Fannie Mae, Freddie Mac, Ginnie Mae, and the Federal Home Loan Banks. When we refer to GSEs, we are generally referring to Fannie Mae and Freddie Mac.

INTEREST-ONLY SECURITIES (IOs)

Interest-only securities (“IOs”) are specialized securities created by securitization entities where the projected cash flows generated by the underlying assets exceed the cash flows projected to be paid to the securities that are issued with principal balances. Typically, IOs do not have a principal balance and they will not receive principal payments. Interest payments to IOs usually equal an interest rate formula multiplied by a “notional” principal balance. The notional principal balances for IOs are typically reduced over time as the actual principal balance of the underlying pool of assets pays down, thus reducing the cash flows to the IOs over time. Cash flows on IOs are typically reduced more quickly when asset prepayments increase.

INVESTMENT CAPACITY

The amount of capacity we estimate that we have to invest in new assets. Our estimate of our investment capacity takes into account, among other things, cash on hand, cash we estimate we could raise by prudently increasing short-term borrowings, and cash needed to cover short-term operations, working capital, and a liquidity cushion.

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G L O S S A R Y

JUMBO LOAN

A jumbo loan is a residential mortgage loan that generally conforms to the underwriting standards of Fannie Mae and Freddie Mac except that the dollar amount of the loan exceeds the conforming loan limit set annually by the FHFA. See Conforming Loan Definition.

LEVERAGE RATIOS

Leverage ratios measure financial leverage and are used to assess a company’s ability to meet its financial obligations. Financial leverage ratios are often expressed as debt to equity and assets to equity. In the mortgage banking industry, financial leverage is most commonly calculated using debt to equity. At Redwood, the two financial leverage ratios used are consolidated GAAP debt to equity and recourse debt to equity. The former calculation includes the consolidated ABS issued from certain Sequoia securitization entities (generally those issued prior to 2012) even though those obligations are not financial obligations of Redwood but are obligations of each the consolidated securitization trusts and are payable only from the cash flow from the assets owned by each of those trusts. The latter calculation of recourse debt to equity excludes debt related to consolidated securitizations and only includes debt for which Redwood has an obligation to repay. Both ratios are calculated at the bottom of Table 3: Book Value and Financial Ratios in the Appendix section.

LOAN PURCHASE COMMITMENT

A commitment to purchase a residential mortgage loan from a mortgage loan originator at a specified price and within a specified time period. A “best efforts” loan purchase commitment becomes effective once the originator has closed the loan with the borrower. A “mandatory” loan purchase commitment becomes effective once the commitment is entered into among the buyer and the originator, regardless if the originator has closed the loan. Mortgage buyers such as Redwood often issue 30 to 60 day loan purchase commitments to loan originators so they can in turn offer a similar commitments to their borrowers. To hedge interest rate risk during the commitment period, buyers will often enter in to a forward sale commitment or hedge the risk using derivatives. (See Forward Sale Commitment definition.) A loan purchase commitment for a conforming loan qualifies as a derivative in accordance with GAAP. Beginning January 1, 2015, our loan purchase commitment for a non-conforming loan qualifies as a derivative in accordance with GAAP. Any change in the value of a loan purchase commitment is recorded as a market valuation adjustment in mortgage banking activities.

LONG-TERM DEBT

Long-term debt is debt that is an obligation of Redwood that is not payable within a year and includes convertible debt, junior subordinated notes and trust preferred securities. We generally treat long-term debt as part of our capital base when it is not payable in the near future.

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G L O S S A R Y

MARK-TO-MARKET (MTM) ACCOUNTING

Mark-to-market (“MTM”) accounting uses estimated fair values of assets, liabilities, and hedges. Many assets on our consolidated balance sheet are carried at their fair value rather than amortized cost. Taxable income is generally not affected by market valuation adjustments.

MARKET VALUATION ADJUSTMENTS (MVAs)

Market valuation adjustments (“MVAs”) are changes in market values for certain assets and liabilities that are reported through our GAAP income statement. They include all changes in market values for assets and liabilities accounted for at fair value, such as trading securities and derivatives. They also include the credit portion of other-than-temporary impairments on securities available-for-sale, as well as impairments of loans held-for-sale and REO properties.

MEZZANINE LOAN

A mezzanine loan is a loan secured by the membership interests, partnership interests, and/or stock in a single purpose entity formed to own a commercial property, for example. If the mezzanine borrower fails to make its payments or otherwise defaults under the mezzanine loan documents, the mezzanine lender may pursue its remedies, including taking control of the single purpose entity that owns the property.

MEZZANINE SECURITIES

Mezzanine securities are a type of subordinate security and refer to the securities in a residential mortgage-backed securitization that are rated AA, A, and BBB. They rank junior to the AAA securities, and senior to the securities rated below BBB which typically include BB and B rated securities, and any non-rated securities.

MORTGAGE SERVICING RIGHT (MSR)

A mortgage servicing right (“MSR”) gives the holder the contractual right to service a mortgage loan. MSRs typically include the right to collect monthly mortgage principal and interest payments, as well as related tax and insurance payments, from borrowers, disburse funds to the mortgage debt holders and remit related insurance and tax payments, collect late payments, and process modifications and foreclosures. MSRs are created when mortgage loans are sold in a transaction in which the seller retains the right to service the loans. The holder of an MSR receives a monthly servicing fee (which generally ranges from 0.25% to 0.375% per annum of the outstanding principal balance of the related mortgage loan), which is deducted from the borrower’s monthly interest payments. For accounting purposes, MSRs are capitalized at the net present value of the servicing fee less the servicing cost. When Redwood holds MSRs relating to residential mortgage loans, it retains a sub-servicer to carry out actual servicing functions, as Redwood does not directly service residential mortgage loans.

NON-PRIME SECURITIES

Non-prime securities are Alt-A, option ARM, and subprime securities. See definitions of Alt-A, option ARM, and subprime securities.

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G L O S S A R Y

OPTION ARM LOAN

An option ARM loan is a residential mortgage loan that generally offers a borrower monthly payment options such as: 1) a minimum payment that results in negative amortization; 2) an interest-only payment; 3) a payment that would fully amortize the loan over an original 31-year amortization schedule; and, 4) a payment that would fully amortize the loan over a 15-year amortization schedule. To the extent the borrower has chosen an option that is not fully amortizing the loan (or negatively amortizing the loan), after a period – usually five years or once the negatively amortized loan balance reaches a certain level (generally 15% to 25% higher than the original balance) – the loan payments are recast. This recast provision resets the payment at a level that fully amortizes the loan over its remaining life and the new payment may be materially different than under the borrowers’ previous option.

PREFERRED EQUITY

A preferred equity investment is an investment in preferred equity of a special purpose entity that directly or indirectly owns a commercial property. An investor in preferred equity is typically entitled to a preferred return (relative to a holder of common equity of the same entity) and has the right, if the preferred return is not paid, to take control of the entity (and thereby control the underlying commercial property).

PRIME RESIDENTIAL REAL ESTATE LOANS

Prime loans are residential loans with higher quality credit characteristics, such as borrowers with higher FICO credit scores, lower loan-to-value ratios, lower debt-to-income ratios, greater levels of other assets, and more documentation.

PRIME SECURITIES

Prime securities are residential mortgage-backed securities backed by prime loans, generally with balances greater than conforming loan limits. Prime securities are typically backed by loans that have relatively high weighted average FICO scores (e.g., 700 or higher at origination), low weighted average LTVs (e.g., 75% or less at origination), limited concentrations of investor properties, and low percentages of loans with low FICO scores or high loan-to-value ratios.

PRINCIPAL-ONLY SECURITIES (POs)

Principal-only securities (“POs”) are specialized securities created by securitization entities where the holder is only entitled to receive regular cash flows that are derived from incoming principal repayments on an underlying mortgage loan pool. This security is created by splitting a mortgage-backed security into its interest and principal payments. The principal payments create a string of cash flows which are sold at a discount to investors. These investors will receive the principal portions of the monthly mortgage payments from the underlying pool of loans. The yield on a PO strip depends on the prepayment speed of the underlying loan. The faster the principal is repaid, the higher the yield an investor will receive.

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G L O S S A R Y

PROFITABILITY RATIOS

Many financial institution analysts use asset-based profitability ratios such as interest rate spread and interest rate margin when analyzing financial institutions. These are asset-based measures. Since we consolidate the assets and liabilities of certain securitization entities for GAAP purposes, our total GAAP assets and liabilities may vary over time, and may not be comparable to assets typically used in profitability calculations for other financial institutions. As a result, we believe equity-based profitability ratios may be more appropriate than asset-based measures for analyzing Redwood’s operations and results. We provide various profitability ratios in Table 3 in the Financial Tables in this Review.

REAL ESTATE INVESTMENT TRUST (REIT)

A real estate investment trust (“REIT”) is an entity that makes a tax election to be taxed as a REIT, invests in real estate assets, and meets other REIT qualifications, including the distribution as dividends of at least 90% of its REIT taxable income. A REIT’s profits are not taxed at the corporate level to the extent that these profits are distributed as dividends to stockholders, providing an operating cost savings. On the other hand, the requirement to pay out as dividends most of the REIT’s taxable profits means it can be harder for a REIT to grow using only internally-generated funds (as opposed to raising new capital).

REAL ESTATE OWNED (REO)

Real estate owned (“REO”) refers to real property owned by the lender or loan owner that has been acquired through foreclosure.

REIT SUBSIDIARY

A REIT subsidiary is a subsidiary of a REIT that is taxed as a REIT.

REIT TAXABLE INCOME

REIT taxable income is not a measure calculated in accordance with GAAP. REIT taxable income is income calculated for tax purposes at Redwood including only its qualifying REIT subsidiaries (i.e., excluding its taxable subsidiaries, with certain adjustments). REIT taxable income is an important measure as it is the basis of our dividend distribution requirements. We must annually distribute at least 90% of REIT taxable income as dividends to shareholders. As a REIT, we are not subject to corporate income taxes on the REIT taxable income we distribute. We pay corporate income tax on the REIT taxable income we retain, if any (and we are permitted to retain up to 10% of total REIT taxable income).

REMIC

A real estate mortgage investment conduit (“REMIC”) is a special purpose vehicle used to pool real estate mortgages and issue mortgage-backed securities. REMICs are typically exempt from tax at the entity level. REMICs may invest only in qualified mortgages and permitted investments, including single family or multifamily mortgages, commercial mortgages, second mortgages, mortgage participations, and federal agency pass-through securities.

THE REDWOOD REVIEW  | 1ST QUARTER 2015  49

G L O S S A R Y

RE-REMIC SECURITY

A Re-REMIC is a re-securitization of asset-backed securities. The cash flows from and any credit losses absorbed by the underlying assets can be redirected to the resulting Re-REMIC securities in a variety of ways.

RESECURITIZATION

A resecuritization is a securitization of two or more mortgage-backed securities into a new mortgage-backed security.

RESIDENTIAL MORTGAGE-BACKED SECURITIES (RMBS)

A type of mortgage-backed security that is backed by a pool of mortgages on residential properties.

RETURN ON EQUITY (ROE)

ROE is the amount of profit we generate each year per dollar of equity capital and equals GAAP income divided by GAAP equity.

SENIOR SECURITIES

Generally, senior securities have the least credit risk in a securitization transaction because they are generally the last securities to absorb credit losses. In addition, the senior securities have the highest claim on the principal and interest payments (after the fees to servicers and trustees are paid). To further reduce credit risk, most if not all, principal collected from the underlying asset pool is used to pay down the senior securities until certain performance tests are satisfied. If certain performance tests are satisfied, principal payments are shared between the senior securities and the subordinate securities, generally on a pro rata basis. At issuance, senior securities are generally triple A-rated.

SEQUOIA

Sequoia is the brand name for securitizations of residential real estate loans Redwood sponsors. Sequoia entities are independent securitization entities that acquire residential mortgage loans and create and issue asset-backed securities (“ABS”) backed by these loans. Most of the loans that Sequoia entities acquire are prime-quality loans. Most of the senior ABS created by Sequoia are sold to third-party investors. Redwood usually acquires most of the subordinated ABS and may also acquire the interest-only securities (“IOs”).

SHORT-TERM DEBT

Short-term debt is debt that is an obligation of Redwood and payable within a year. We may obtain this debt from a variety of Wall Street firms, banks, and other institutions. We may issue these or other forms of short term debt in the future. We may use short-term debt to finance the accumulation of assets prior to sale to a securitization entity and to finance investments in loans and securities.

THE REDWOOD REVIEW  | 1ST QUARTER 2015  50

G L O S S A R Y

SUBORDINATE DEBT INVESTMENTS

Subordinate Debt Investments mean Mezzanine Loans, Preferred Equity, and B-Notes.

SUBORDINATE SECURITIES (JUNIOR SECURITIES or NON-SENIOR SECURITIES)

Subordinate securities absorb the initial credit losses from a securitization structure, thus protecting the senior securities. Subordinate securities have a lower priority to receive principal and interest payments than the senior securities. Subordinate securities receive little, if any, principal payments until certain performance tests are satisfied. If certain performance tests are satisfied, principal payments are shared between the senior securities and the subordinate securities, generally on a pro rata basis. Subordinate securities generally receive interest payments even if they do not receive principal payments. At issuance, subordinate securities are generally rated double-A or below.

SUBPRIME SECURITIES

Subprime securities are residential mortgage-backed securities backed by loans to borrowers who typically have lower credit scores and/or other credit deficiencies that prevent them from qualifying for prime or Alt-A mortgages and may have experienced credit problems in the past, such as late payments or bankruptcies. To compensate for the greater risks and higher costs to service the loans, subprime borrowers pay higher interest rates, points, and origination fees.

TAXABLE INCOME

Taxable income is not a measure calculated in accordance with GAAP. Taxable income is income for Redwood and all its subsidiaries as calculated for tax purposes. Taxable income calculations differ significantly from GAAP income calculations. A reconciliation of taxable income to GAAP income appears in Table 2 in the Financial Tables in this Review.

TAXABLE SUBSIDIARY

A taxable subsidiary is a subsidiary of a REIT that is not taxed as a REIT and thus pays taxes on its income. A taxable subsidiary is not limited to investing in real estate and it can choose to retain all of its after-tax profits.

TO BE ANNOUNCED (TBA)

A term used to describe a forward Agency mortgage-backed securities trade. Pass-through securities issued by Freddie Mac, Fannie Mae and Ginnie Mae trade in the TBA market. The term TBA is derived from the fact that the actual mortgage-backed security that will be delivered to fulfill a TBA trade is not designated at the time the trade is made. The securities are “to be announced” 48 hours prior to the established trade settlement date.

THE REDWOOD REVIEW  | 1ST QUARTER 2015  51

Financial Tables
First Quarter 2015

Redwood Trust

52

Table 1: GAAP Earnings (in thousands, except per share data)

	2015 Q1	2014 Q4	2014 Q3	2014 Q2	2014 Q1	2013 Q4	2013 Q3	2013 Q2	2013 Q1	Twelve Months 2014	Twelve Months 2013
Interest income	$53,713	$56,029	$53,323	$48,347	$45,145	$48,331	$50,139	$51,195	$47,361	$202,844	$197,026
Discount amortization on securities, net	9,838	10,061	10,890	10,586	11,298	10,311	8,785	8,153	7,672	42,835	34,921
Discount (premium) amortization on loans, net	195	(839)	(863)	(940)	(967)	(1,150)	(1,504)	(1,629)	(1,508)	(3,609)	(5,791)
Total interest income	63,746	65,251	63,350	57,993	55,476	57,492	57,420	57,719	53,525	242,070	226,156

Interest expense on short-term debt	(7,224)	(8,581)	(8,440)	(5,142)	(3,827)	(3,715)	(5,227)	(4,686)	(3,808)	(25,990)	(17,436)

Interest expense on ABS issued from consolidated trusts	(6,202)	(6,765)	(7,838)	(8,183)	(8,441)	(8,903)	(9,604)	(10,250)	(10,959)	(31,227)	(39,716)
Interest expense on long-term debt	(10,535)	(8,557)	(7,071)	(7,826)	(6,792)	(6,910)	(6,894)	(6,480)	(3,535)	(30,246)	(23,819)
Total interest expense	(23,961)	(23,903)	(23,349)	(21,151)	(19,060)	(19,528)	(21,725)	(21,416)	(18,302)	(87,463)	(80,971)

Net interest income	39,785	41,348	40,001	36,842	36,416	37,964	35,695	36,303	35,223	154,607	145,185
(Provision for) reversal of provision for loan losses – Residential	-	(1,562)	708	604	(628)	(3,374)	(883)	4,163	(1,354)	(878)	(1,448)
(Provision for) reversal of provision for loan losses – Commercial	(206)	(27)	889	(289)	(656)	(869)	(844)	(891)	(685)	(83)	(3,289)
Net interest income after provision	39,579	39,759	41,598	37,157	35,132	33,721	33,968	39,575	33,184	153,646	140,448

Non-interest income
Residential mortgage banking activities, net	2,215	9,848	11,385	1,329	(1,064)	10,114	(12,236)	42,290	39,224	21,498	79,392
Commercial mortgage banking activities, net	(292)	1,140	6,486	4,981	833	6,818	3,538	6,433	6,313	13,440	23,102
MSR servicing fee income	8,487	6,281	4,153	3,776	3,317	3,261	2,653	1,720	679	17,527	8,313
MSR market valuation adjustments	(19,411)	(15,192)	1,668	(5,553)	(2,711)	2,367	460	8,827	342	(21,788)	11,996
Other market valuation adjustments, net	(1,145)	3,819	(3,706)	(4,121)	(6,138)	390	462	(6,258)	(303)	(10,146)	(5,709)
Realized gains, net	4,306	4,790	8,533	1,063	1,092	1,968	10,469	556	12,266	15,478	25,259
Other income	809	181	1,600	-	-	-	-	-	-	1,781
Total non-interest income (loss), net	(5,031)	10,867	30,119	1,475	(4,671)	24,918	5,346	53,568	58,521	37,790	142,353

Fixed compensation expense	(9,155)	(7,948)	(7,445)	(6,872)	(6,792)	(5,750)	(5,808)	(6,080)	(5,636)	(29,057)	(23,274)
Variable compensation expense	(3,991)	(6,462)	(2,418)	(3,021)	(2,731)	(3,908)	(5,621)	(3,961)	(4,836)	(14,632)	(18,326)
Equity compensation expense	(2,738)	(2,335)	(2,261)	(2,824)	(2,330)	(2,196)	(1,997)	(3,396)	(2,487)	(9,750)	(10,076)
Severance expense	-	(5)	(4)	(222)	-	-	(445)	(3,366)	(68)	(231)	(3,879)
Other operating expense	(9,179)	(9,712)	(9,280)	(9,343)	(8,118)	(7,816)	(8,449)	(7,627)	(7,160)	(36,453)	(31,052)
Total operating expenses	(25,063)	(26,462)	(21,408)	(22,282)	(19,971)	(19,670)	(22,320)	(24,430)	(20,187)	(90,123)	(86,607)

Other expense	-	-	-	-	-	(12,000)	-	-	-	-	(12,000)

Benefit from (provision for) income taxes	5,316	2,959	(5,213)	(333)	1,843	(1,835)	4,935	(3,140)	(10,908)	(744)	(10,948)
Net income	$14,801	$27,123	$45,096	$16,017	$12,333	$25,134	$21,929	$65,573	$60,610	$100,569	$173,246

Diluted average shares	85,622	85,384	96,956	85,033	84,941	84,395	84,422	96,172	87,345	85,099	93,695
Net income per share	$0.16	$0.31	$0.50	$0.18	$0.14	$0.29	$0.25	$0.71	$0.69	$1.15	$1.94

THE REDWOOD REVIEW | 1ST QUARTER 2015	Table 1: GAAP Earnings 53

Table 2: Taxable and GAAP Income (1) Differences and Dividends (in thousands, except per share data)

	Estimated Three Months 2015			Estimated Twelve Months 2014 (2)			Actual Twelve Months 2013 (2)
	Taxable Income	GAAP Income	Differences	Taxable Income	GAAP Income	Differences	Taxable Income	GAAP Income	Differences
Taxable and GAAP Income Differences
Interest income	$53,290	$63,746	$(10,456)	$206,147	$242,070	$(35,923)	$209,317	$226,156	$(16,839)
Interest expense	(19,369)	(23,961)	4,592	(67,259)	(87,463)	20,204	(55,099)	(80,971)	25,872
Net interest income	33,921	39,785	(5,864)	138,888	154,607	(15,719)	154,218	145,185	9,033
Provision for loan losses	-	(206)	206	-	(961)	961	-	(4,737)	4,737
Realized credit losses	(2,346)	-	(2,346)	(6,930)	-	(6,930)	(12,911)	-	(12,911)
Mortgage banking activities, net	(109)	1,923	(2,032)	11,252	34,938	(23,686)	19,526	102,494	(82,968)
MSR income, net	26,321	(10,924)	37,245	15,763	(4,261)	20,024	8,218	20,309	(12,091)
Other market valuation adjustments, net	(1,286)	(1,145)	(141)	(7,468)	(10,146)	2,678	-	(5,709)	5,709
Operating expenses	(28,340)	(25,063)	(3,277)	(97,583)	(90,123)	(7,460)	(79,361)	(86,607)	7,246
Other income (expense), net	527	809	(282)	(8,219)	1,781	(10,000)	-	(12,000)	12,000
Realized gains, net	-	4,306	(4,306)	-	15,478	(15,478)	-	25,259	(25,259)
(Provision for) benefit from income taxes	(4)	5,316	(5,320)	(132)	(744)	612	(283)	(10,948)	10,665
Income	$28,684	$14,801	$13,883	$45,571	$100,569	$(54,998)	$89,407	$173,246	$(83,839)

REIT taxable income	$14,838			$63,578			$72,429
Taxable (loss) income at taxable subsidiaries	13,846			(18,007)			16,978
Taxable income	$28,684			$45,571			$89,407

Shares used for taxable EPS calculation	83,749			83,443			82,505
REIT taxable income per share (3)	$0.18			$0.76			$0.88
Taxable income (loss) per share at taxable subsidiaries	$0.17			$(0.22)			$0.21
Taxable income per share (3)	$0.34			$0.55			$1.09

Dividends
Dividends declared	$23,398			$92,935			$92,005
Dividends per share (4)	$0.28			$1.12			$1.12

(1)	Taxable income for 2015 and 2014 are estimates until we file our tax returns for those years.
(2)	Reconciliation of GAAP income to taxable income (loss) for prior quarters is provided in the respective Redwood Reviews for those quarters.
(3)

REIT taxable income per share and taxable income (loss) per share are based on the number of shares outstanding at the end of each quarter. The annual REIT taxable income per share and taxable income (loss) per share are the sum of the four quarterly per share estimates.

(4)

Dividends in 2014 were characterized as 90% ordinary income, or $84 million, and 10% return of capital, or $9 million. Dividends in 2013 were characterized as 89% ordinary income, or $82 million, and 11% return of capital, or $10 million. The portion of Redwood's dividends characterized as a return of capital is not taxable to a shareholder and reduces a shareholder's basis for shares held at each quarterly distribution date, but not to below $0.

THE REDWOOD REVIEW | 1ST QUARTER 2015	Table 2: Taxable and GAAP Income Differences and Dividends 54

Table 3: Financial Ratios and Book Value ($ in thousands, except per share data)

	2015 Q1	2014 Q4	2014 Q3	2014 Q2	2014 Q1	2013 Q4	2013 Q3	2013 Q2	2013 Q1	Twelve Months 2014	Twelve Months 2013
Financial performance ratios
Net interest income	$39,785	$41,348	$40,001	$36,842	$36,416	$37,964	$35,695	$36,303	$35,223	$154,607	$145,185
Operating expenses	$(25,063)	$(26,462)	$(21,408)	$(22,282)	$(19,971)	$(19,670)	$(22,320)	$(24,430)	$(20,187)	$(90,123)	$(86,607)
GAAP net income	$14,801	$27,123	$45,096	$16,017	$12,333	$25,134	$21,929	$65,573	$60,610	$100,569	$173,246
Average total assets	$5,866,851	$5,848,856	$5,631,421	$5,140,932	$4,791,512	$4,681,988	$5,010,779	$5,103,812	$4,823,321	$5,356,839	$4,904,878
Average total equity	$1,262,883	$1,259,581	$1,254,352	$1,245,346	$1,243,006	$1,217,273	$1,217,418	$1,204,807	$1,161,546	$1,250,627	$1,200,461
Operating expenses / average total assets	1.71%	1.81%	1.52%	1.73%	1.67%	1.68%	1.78%	1.91%	1.67%	1.68%	1.77%
Operating expenses / average total equity	7.94%	8.40%	6.83%	7.16%	6.43%	6.46%	7.33%	8.11%	6.95%	7.21%	7.21%
GAAP net income / average total assets	1.01%	1.85%	3.20%	1.25%	1.03%	2.15%	1.75%	5.14%	5.03%	1.88%	3.53%
GAAP net income / average equity (GAAP ROE)	4.69%	8.61%	14.38%	5.14%	3.97%	8.26%	7.21%	21.77%	20.87%	8.04%	14.43%

Leverage ratios and book value per share
Short-term debt	$1,502,164	$1,793,825	$1,887,688	$1,718,430	$1,288,761	$862,763	$838,299	$1,445,961	$721,314
Long-term debt – Commercial secured borrowing	68,077	66,707	66,146	66,692	34,774	-	-	-	-
Long-term debt – Other	1,482,792	1,127,860	630,756	479,916	478,458	476,467	471,605	443,591	443,600
Total debt at Redwood	$3,053,033	$2,988,392	$2,584,590	$2,265,038	$1,801,993	$1,339,230	$1,309,904	$1,889,552	$1,164,914

ABS issued at consolidated entities
Residential Resecuritization ABS issued	34,280	45,044	56,508	69,709	82,179	94,934	112,179	134,156	149,260
Commercial Securitization ABS issued	79,676	83,313	114,943	144,700	147,574	153,693	158,799	159,526	159,616
Legacy Sequoia entities ABS issued	1,239,065	1,416,762	1,484,751	1,553,669	1,624,591	1,694,335	1,790,687	1,920,614	2,055,648
Total ABS issued	1,353,021	1,545,119	1,656,202	1,768,078	1,854,344	1,942,962	2,061,665	2,214,296	2,364,524

Consolidated GAAP Debt	$4,406,054	$4,533,511	$4,240,792	$4,033,116	$3,656,337	$3,282,192	$3,371,569	$4,103,848	$3,529,438

Stockholders' equity	$1,257,210	$1,256,142	$1,266,678	$1,248,904	$1,250,887	$1,245,783	$1,207,170	$1,209,313	$1,187,785

Debt at Redwood to stockholders' equity (1)	2.4x	2.3x	2.0x	1.8x	1.4x	1.1x	1.1x	1.6x	1.0x

Consolidated GAAP debt to stockholders' equity	3.5x	3.6x	3.4x	3.2x	2.9x	2.6x	2.8x	3.4x	3.0x

Shares outstanding at period end (in thousands)	83,748,621	83,443,141	83,284,392	83,080,118	82,619,654	82,504,801	82,388,502	82,331,736	81,706,023

Book value per share	$15.01	$15.05	$15.21	$15.03	$15.14	$15.10	$14.65	$14.69	$14.54

(1)

Excludes obligations of consolidated securitization entities, including legacy Sequoia securitizations completed prior to 2012, the residential resecuritization completed in 2011, and the commercial securitization completed in 2012. Also excludes commercial secured borrowings associated with commercial A-notes that were sold, but treated as secured borrowings under GAAP.

THE REDWOOD REVIEW | 1ST QUARTER 2015	Table 3: Financial Ratios and Book Value 55

Table 4: Average Balance Sheet ($ in thousands)

	2015 Q1	2014 Q4	2014 Q3	2014 Q2	2014 Q1	2013 Q4	2013 Q3	2013 Q2	2013 Q1	Twelve Months 2014	Twelve Months 2013
Real estate assets
Residential loans, held-for-sale	$1,292,153	$1,433,059	$1,268,231	$739,934	$518,054	$554,467	$860,923	$1,060,347	$818,950	$993,089	$823,049
Residential loans, held-for-investment at Sequoias (1)	1,362,612	1,496,685	1,570,425	1,642,410	1,711,438	1,793,535	1,910,814	2,043,820	2,177,315	1,604,556	1,980,127
Residential loans, held-for-investment at Redwood	667,543	370,886	100,409	-	-	-	-	-	-	118,792	-
Commercial loans, held-for-sale	137,977	214,110	170,156	75,449	68,169	73,204	67,999	50,366	49,061	132,475	60,245
Commercial loans, held-for-investment, at fair value	71,224	70,663	71,205	69,565	20,626	-	-	-	-	58,188	-
Commercial loans, held-for-investment, at amortized cost	336,258	322,723	349,288	343,815	343,705	346,333	347,633	332,113	319,760	339,851	336,563
Senior residential securities
Prime	352,583	388,577	611,211	835,987	725,551	586,675	440,616	453,230	416,774	639,329	474,697
Non-prime	161,163	164,940	169,741	171,033	174,811	178,994	187,724	227,295	235,583	170,103	207,190
Total senior residential securities	513,746	553,517	780,952	1,007,020	900,362	765,669	628,340	680,525	652,357	809,432	681,887
Residential Re-REMIC securities	101,238	106,433	114,433	115,746	109,753	102,836	101,808	100,824	99,769	111,590	101,319
Subordinate residential securities	554,460	521,647	532,881	530,273	509,906	492,708	441,521	322,541	220,541	523,734	370,271
Mortgage servicing rights	128,001	134,438	81,968	65,705	62,943	60,822	55,622	31,318	10,299	86,447	39,698
Total real estate assets	5,165,212	5,224,161	5,039,948	4,589,917	4,244,956	4,189,574	4,414,660	4,621,854	4,348,052	4,778,154	4,393,348

Cash and cash equivalents	232,575	182,372	151,447	131,557	159,089	167,453	274,657	96,998	77,911	156,167	154,829
Earning assets	5,397,787	5,406,533	5,191,395	4,721,474	4,404,045	4,357,027	4,689,317	4,718,852	4,425,963	4,934,321	4,548,177
Balance sheet mark-to-market adjustments	138,547	151,304	162,695	162,081	153,975	125,953	119,498	139,843	142,392	157,521	131,843
Earning assets – reported value	5,536,334	5,557,837	5,354,090	4,883,555	4,558,020	4,482,980	4,808,815	4,858,695	4,568,355	5,091,842	4,680,020
Other assets	330,517	291,019	277,331	257,377	233,492	199,008	201,964	245,117	254,966	264,997	224,858
Total assets	$5,866,851	$5,848,856	$5,631,421	$5,140,932	$4,791,512	$4,681,988	$5,010,779	$5,103,812	$4,823,321	$5,356,839	$4,904,878

Short-term debt	$1,590,179	$1,868,906	$1,873,704	$1,329,568	$1,006,349	$893,481	$1,150,917	$1,053,610	$854,238	$1,522,966	$988,616
Residential Resecuritization ABS issued	37,313	48,687	60,932	73,617	85,236	99,940	118,338	138,817	153,487	67,001	127,473
Commercial Securitization ABS issued	80,637	85,089	123,012	142,400	144,936	150,716	155,661	155,812	163,409	123,693	156,362
Consolidated Sequoia ABS issued	1,295,852	1,437,258	1,507,998	1,577,888	1,644,626	1,722,583	1,835,401	1,965,149	2,099,041	1,541,281	1,904,320
Other liabilities	354,375	266,368	243,917	240,977	186,997	131,277	82,748	151,927	167,107	234,808	133,028
Other long-term debt	1,245,612	882,967	567,506	531,136	480,362	466,718	450,296	433,690	224,493	616,463	394,618
Total liabilities	4,603,968	4,589,275	4,377,069	3,895,586	3,548,506	3,464,715	3,793,361	3,899,005	3,661,775	4,106,212	3,704,417
Total equity	1,262,883	1,259,581	1,254,352	1,245,346	1,243,006	1,217,273	1,217,418	1,204,807	1,161,546	1,250,627	1,200,461
Total liabilities and equity	$5,866,851	$5,848,856	$5,631,421	$5,140,932	$4,791,512	$4,681,988	$5,010,779	$5,103,812	$4,823,321	$5,356,839	$4,904,878

(1)	Residential loans, held-for-investment at Sequoia is comprised of loans held in consolidated Sequoia entities.

THE REDWOOD REVIEW | 1ST QUARTER 2015	Table 4: Average Balance Sheet 56

Table 5: Balances & Yields by Portfolio (1) ($ in thousands)

	2015 Q1	2014 Q4	2014 Q3	2014 Q2	2014 Q1	2013 Q4		2015 Q1	2014 Q4	2014 Q3	2014 Q2	2014 Q1	2013 Q4
Securities – Prime Senior							Securities – Subordinate
Principal balance	$305,502	$317,626	$366,122	$772,127	$703,977	$670,051	Principal balance	$693,179	$763,501	$705,661	$733,192	$712,072	$721,650
Unamortized discount	(32,612)	(34,833)	(41,242)	(36,853)	(42,255)	(44,133)	Unamortized discount	(155,943)	(162,249)	(154,391)	(151,097)	(147,084)	(147,850)
Credit reserve	(2,830)	(3,660)	(4,082)	(5,476)	(6,815)	(10,144)	Credit reserve	(39,060)	(41,561)	(43,346)	(50,315)	(56,658)	(62,457)
Unrealized gains, net	31,301	34,682	41,307	44,329	44,879	46,532	Unrealized gains, net	71,536	61,589	57,249	48,755	34,536	19,669
Interest-only securities	62,320	87,800	97,321	96,894	106,228	110,505	Interest-only securities	283	293	289	279	194	206
Fair value	$363,681	$401,615	$459,426	$871,021	$806,014	$772,811	Fair value	$569,995	$621,573	$565,462	$580,814	$543,060	$531,218

Average amortized cost	$352,583	$388,577	$611,211	$835,987	$725,551	$586,675	Mezzanine (2)
Interest income	$9,506	$10,434	$13,229	$15,080	$14,640	$13,230	Average amortized cost	$421,731	$408,600	$421,111	$415,418	$399,134	$382,348
Annualized yield	10.78%	10.74%	8.66%	7.22%	8.07%	9.02%	Interest income	$5,392	$5,092	$5,308	$5,325	$5,127	$4,810
							Annualized yield	5.11%	4.98%	5.04%	5.13%	5.14%	5.03%
Securities – Non-Prime Senior
Principal balance	$190,790	$196,258	$202,811	$209,967	$212,629	$218,603	Subordinate (2)
Unamortized discount	(29,791)	(31,491)	(33,675)	(36,387)	(36,867)	(36,882)	Average amortized cost	$132,730	$113,047	$111,770	$114,855	$110,772	$110,360
Credit reserve	(9,027)	(9,644)	(9,894)	(9,697)	(11,625)	(13,840)	Interest income	$4,237	$4,413	$4,135	$4,131	$4,179	$4,575
Unrealized gains, net	22,902	24,621	26,980	28,373	28,860	25,505	Annualized yield	12.77%	15.61%	14.80%	14.39%	15.09%	16.58%
Interest-only securities	7,454	7,951	7,758	8,380	8,729	9,070
Fair value	$182,328	$187,695	$193,980	$200,636	$201,726	$202,456	Residential Loans, held-for-investment at Redwood

							Principal balance	$971,541	$566,371	$233,142	$-	$-	$-
Average amortized cost	$161,163	$164,940	$169,741	$171,033	$174,811	$178,994	Unrealized gains, net	28,903	15,296	5,509	-	-	-
Interest income	$4,210	$4,370	$4,507	$4,404	$4,388	$4,589	Fair value	$1,000,444	$581,667	$238,651	$-	$-	$-

Annualized yield	10.45%	10.60%	10.62%	10.30%	10.04%	10.26%	Average amortized cost	$667,543	$370,886	$100,409	$-	$-	$-
							Interest income	$6,522	$3,427	$1,057	$-	$-	$-
							Annualized yield	3.91%	3.70%	4.21%	N/A	N/A	N/A
Securities – Re-REMIC
Principal balance	$194,296	$195,098	$206,212	$223,389	$223,709	$214,046	Commercial Loans, held-for-investment at amortized cost
Unamortized discount	(79,401)	(79,611)	(80,986)	(89,089)	(87,910)	(80,188)	Principal balance	$350,188	$346,305	$336,825	$361,870	$359,773	$353,331
Credit reserve	(12,667)	(15,202)	(16,553)	(17,788)	(20,590)	(30,429)	Unamortized discount	(4,668)	(4,863)	(2,253)	(2,327)	(2,471)	(2,614)
Unrealized gains, net	67,011	68,062	67,444	76,084	76,999	72,947	Credit reserve	(7,662)	(7,456)	(7,429)	(8,317)	(8,028)	(7,373)
Fair value	$169,239	$168,347	$176,117	$192,596	$192,208	$176,376	Carrying value	$337,858	$333,986	$327,143	$351,226	$349,274	$343,344

Average amortized cost	$101,238	$106,433	$114,433	$115,746	$109,753	$102,836	Average amortized cost	$336,258	$322,723	$349,288	$343,815	$343,705	$346,333
Interest income	$4,428	$4,122	$4,278	$4,231	$4,096	$3,883	Interest income	$8,855	$10,071	$9,663	$9,360	$9,248	$11,637
Annualized yield	17.50%	15.49%	14.95%	14.62%	14.93%	15.10%	Annualized yield	10.53%	12.48%	11.07%	10.89%	10.76%	13.44%

(1)

Annualized yields for AFS securities portfolios are based on average amortized cost. Cash flows from many of our subordinate securities can be volatile and in certain cases (e.g., when the fair value of certain securities are close to zero) any interest income earned can result in unusually high reported yields that are not sustainable and not necessarily meaningful.

(2)	Mezzanine and subordinate together comprise our subordinate portfolio of securities. We have shown them separately to present their different yield profiles.

THE REDWOOD REVIEW | 1ST QUARTER 2015	Table 5: Balances & Yields by Portfolio 57

Table 6: Securities and Loans Portfolio Activity ($ in thousands)

	2015 Q1	2014 Q4	2014 Q3	2014 Q2	2014 Q1	2013 Q4		2015 Q1	2014 Q4	2014 Q3	2014 Q2	2014 Q1	2013 Q4
Securities – Prime Senior							Residential Loans, held-for-sale
Beginning fair value	$401,615	$459,426	$871,021	$806,014	$772,811	$481,265	Beginning carrying value	$1,342,520	$1,502,429	$1,107,877	$774,936	$404,267	$727,879
Acquisitions	6,972	5,918	3,522	111,520	63,889	318,983	Acquisitions	2,477,644	2,755,689	3,387,875	1,790,909	1,092,971	658,806
Sales	(15,091)	(33,752)	(380,112)	(321)	-	(13,036)	Sales	(2,265,449)	(2,567,113)	(2,757,955)	(1,466,955)	(722,403)	(979,661)
Effect of principal payments	(14,650)	(16,922)	(34,879)	(41,144)	(29,307)	(26,055)	Principal repayments	(14,098)	(10,407)	(7,687)	(5,006)	(7,025)	(9,511)
Change in fair value, net	(15,165)	(13,055)	(126)	(5,048)	(1,379)	11,654	Transfers to held-for-investment	(447,791)	(354,794)	(241,282)	-	-	-
Ending fair value	$363,681	$401,615	$459,426	$871,021	$806,014	$772,811	Changes in fair value, net	2,058	16,716	13,601	13,993	7,126	6,754

							Ending fair value	$1,094,884	$1,342,520	$1,502,429	$1,107,877	$774,936	$404,267

Securities – Non-Prime Senior
Beginning fair value	$187,695	$193,980	$200,636	$201,726	$202,456	$204,018	Residential Loans, held-for-investment at Redwood
Acquisitions	-	-	(31)	3,613	-	-	Beginning carrying value	$581,667	$238,651	$-	$-	$-	$-
Sales	-	-	-	-	-	-	Acquisitions	-	-	453	-	-	-
Effect of principal payments	(4,992)	(6,066)	(6,495)	(5,593)	(5,294)	(6,145)	Principal repayments	(30,902)	(12,060)	(2,092)	-	-	-
Change in fair value, net	(375)	(219)	(130)	890	4,564	4,583	Transfers from held-for-investment	447,791	354,794	241,282	-	-	-
Ending fair value	$182,328	$187,695	$193,980	$200,636	$201,726	$202,456	Changes in fair value, net	1,978	282	(992)	-	-	-

							Ending fair value	$1,000,444	$581,667	$238,651	$-	$-	$-

Securities – Re-REMIC
Beginning fair value	$168,347	$176,117	$192,596	$192,208	$176,376	$156,346	Residential Loans, held-for-investment at Consolidated Sequoia Entities
Acquisitions	-	-	-	-	10,200	-	Beginning carrying value	$1,474,386	$1,546,507	$1,616,504	$1,689,994	$1,762,167	$1,864,652
Sales	-	(10,060)	(9,458)	-	-	-	Principal repayments	(67,250)	(69,325)	(67,025)	(71,903)	(70,649)	(97,231)
Effect of principal payments	(126)	(66)	-	-	-	-	Charge-Offs	-	2,133	1,354	994	484	1,163
Change in fair value, net	1,018	2,356	(7,021)	388	5,632	20,030	Transfers to REO	(1,916)	(2,338)	(3,988)	(2,094)	(267)	(1,692)
Ending fair value	$169,239	$168,347	$176,117	$192,596	$192,208	$176,376	Loan loss (provision) reversal	-	(1,562)	708	605	(628)	(3,374)

							Discount amortization, net	-	(1,029)	(1,046)	(1,092)	(1,113)	(1,351)
Securities – Subordinate (1)							Adoption of ASU 2014-13	(103,649)	-	-	-	-	-
Beginning fair value	$621,573	$565,462	$580,814	$543,060	$531,218	$483,049	Changes in fair value, net	2,855	-	-	-	-	-
Acquisitions	25,943	54,722	39,330	26,361	-	49,437	Ending fair value	$1,304,426	$1,474,386	$1,546,507	$1,616,504	$1,689,994	$1,762,167

Sales	(85,017)	-	(58,273)	-	-	(1,095)
Effect of principal payments	(5,179)	(4,568)	(5,082)	(4,596)	(3,356)	(4,414)	Commercial Loans, held-for-sale
Change in fair value, net	12,675	5,957	8,673	15,989	15,198	4,241	Beginning carrying value	$166,234	$104,709	$50,848	$77,155	$89,111	$27,413
Ending fair value	$569,995	$621,573	$565,462	$580,814	$543,060	$531,218	Originations	92,713	325,970	340,200	148,915	88,415	242,345

							Sales	(210,309)	(271,260)	(290,561)	(180,652)	(65,336)	(186,443)
Securities – Mezzanine (1)							Principal repayments	(88)	(329)	(83)	(83)	(87)	(72)
Beginning fair value	$448,838	$411,784	$425,202	$395,196	$384,849	$346,890	Transfers to HFI	-	-	-	-	(37,631)	-
Acquisitions	10,518	37,730	33,985	20,305	-	43,368	Changes in fair value, net	5,857	7,144	4,305	5,513	2,683	5,868
Sales	(85,017)	-	(50,961)	-	-	-	Ending fair value	$54,407	$166,234	$104,709	$50,848	$77,155	$89,111

Effect of principal payments	(2,585)	(2,476)	(2,537)	(2,372)	(2,068)	(1,989)
Change in fair value, net	9,181	1,800	6,095	12,073	12,415	(3,420)	Commercial Loans, held-for-investment at amortized cost
Ending fair value	$380,935	$448,838	$411,784	$425,202	$395,196	$384,849	Beginning carrying value	$333,986	$327,143	$351,226	$349,274	$343,344	$352,440

							Originations	7,600	21,870	26,140	5,993	6,592	2,700
							Principal repayments	(3,717)	(15,190)	(51,295)	(3,904)	(152)	(11,128)
							Provision for loan losses	(206)	(27)	888	(289)	(655)	(869)
							Discount/fee amortization	195	190	184	152	145	201
							Ending carrying value (2)	$337,858	$333,986	$327,143	$351,226	$349,274	$343,344

							Mortgage Servicing Rights
							Beginning carrying value	$139,293	$135,152	$71,225	$64,971	$64,824	$60,234
							Additions	18,754	19,279	61,606	11,807	2,858	2,226
							Sales	(18,206)	-	-	-	-	-
							Changes in fair value, net	(19,517)	(15,138)	2,321	(5,553)	(2,711)	2,364
							Ending fair value	$120,324	$139,293	$135,152	$71,225	$64,971	$64,824

(1)	Securities-mezzanine are a component of securities-subordinate. They are broken-out to provide additional detail on this portion of the subordinate securities portfolio.
(2)	The carrying value of our commercial loans, held-for-investment at amortized cost excludes commercial A-notes, which are carried at fair value.

THE REDWOOD REVIEW | 1ST QUARTER 2015	Table 6: Securities and Loans Portfolio Activity 58

Table 7: Consolidating Balance Sheet ($ in thousands)

	As of March 31, 2015						As of December 31, 2014

	At Redwood	Commercial Securitization	Residential Resecuritization	Consolidated Sequoia Entities	Total Consolidated VIEs	Redwood Consolidated	At Redwood	Commercial Securitization	Residential Resecuritization	Consolidated Sequoia Entities	Total Consolidated VIEs	Redwood Consolidated
Residential loans	$2,095,329	$-	$-	$1,304,426	$1,304,426	$3,399,755	$1,924,187	$-	$-	$1,474,386	$1,474,386	$3,398,573
Commercial loans (1)	268,767	191,575	-	-	191,575	460,342	371,936	194,991	-	-	194,991	566,927
Real estate securities	1,073,927	-	211,316	-	211,316	1,285,243	1,157,554	-	221,676	-	221,676	1,379,230
Mortgage servicing rights	120,324	-	-	-	-	120,324	139,293	-	-	-	-	139,293
Cash and cash equivalents	303,820	-	-	-	-	303,820	269,730	-	-	-	-	269,730
Total earning assets	3,862,167	191,575	211,316	1,304,426	1,707,317	5,569,484	3,862,700	194,991	221,676	1,474,386	1,891,053	5,753,753
Other assets	235,826	3,001	537	7,171	10,709	246,535	153,698	3,271	655	7,589	11,515	165,213
Total assets	$4,097,993	$194,576	$211,853	$1,311,597	$1,718,026	$5,816,019	$4,016,398	198,262	222,331	1,481,975	1,902,568	5,918,966

Short-term debt	$1,502,164	$-	$-	$-	$-	$1,502,164	$1,793,825	$-	$-	$-	$-	$1,793,825
Other liabilities	151,298	374	189	893	1,456	152,755	127,614	390	328	981	1,699	$129,313
Asset-backed securities issued	-	79,676	34,280	1,239,065	1,353,021	1,353,021	-	83,313	45,044	1,416,762	1,545,119	$1,545,119
Long-term debt (1)	1,550,869	-	-	-	-	1,550,869	1,194,567	-	-	-	-	1,194,567
Total liabilities	3,204,332	80,050	34,469	1,239,958	1,354,477	4,558,809	3,116,006	83,703	45,372	1,417,743	1,546,818	4,662,824
Equity	893,661	114,526	177,384	71,639	363,549	1,257,210	900,392	114,559	176,959	64,232	355,750	1,256,142
Total liabilities and equity	$4,097,993	$194,576	$211,853	$1,311,597	$1,718,026	$5,816,019	$4,016,398	$198,262	$222,331	$1,481,975	$1,902,568	$5,918,966

(1)

Commercial loans at Redwood and long-term debt at Redwood include $68 million of commercial A-notes and $68 million of commercial secured borrowings, respectively. Although these loans were sold, we are required under GAAP to retain the loans on our balance sheet and treat the proceeds as secured borrowings.

THE REDWOOD REVIEW | 1ST QUARTER 2015	Table 7: Consolidating Balance Sheet 59

REDWOOD TRUST CORPORATE INFORMATION

EXECUTIVE OFFICERS

Marty Hughes

Chief Executive Officer

Brett D. Nicholas

President

Fred J. Matera

Chief Investment Officer

Christopher J. Abate

Chief Financial Officer

Andrew P. Stone

General Counsel

CORPORATE HEADQUARTERS

One Belvedere Place, Suite 300

Mill Valley, California 94941

Telephone: (415) 389-7373

COLORADO OFFICE

8310 South Valley Highway, Suite 425

Englewood, Colorado 80112

NEW YORK OFFICE

1114 Avenue of the Americas, Suite 2810

New York, New York 10036

CHICAGO OFFICE

225 W. Washington St., Suite 1440

Chicago, IL 60606

STOCK LISTING

The Company’s common stock is traded

on the New York Stock Exchange under

the symbol RWT

TRANSFER AGENT

Computershare Trust Company, N.A.

2 North LaSalle Street

Chicago, IL 60602

Telephone: (888) 472-1955

DIRECTORS

Richard D. Baum

Chairman of the Board

Former Chief Deputy Insurance

Commissioner for the State of California

Douglas B. Hansen

Vice-Chairman of the Board

Private Investor

Mariann Byerwalter

Chairman, SRI International

Chairman, JDN Corporate Advisory LLC

Marty Hughes

Chief Executive Officer

Greg H. Kubicek

President, The Holt Group, Inc.

Karen R. Pallotta

Owner, KRP Advisory Services, LLC

Jeffrey T. Pero

Retired Partner, Latham & Watkins LLP

Georganne C. Proctor

Former Chief Financial Officer, TIAA-CREF

Charles J. Toeniskoetter

Chairman, Toeniskoetter Development, Inc.

Chairman & CEO, Toeniskoetter Construction, Inc.

INVESTOR RELATIONS

Mike McMahon

Managing Director

Investor Relations Hotline: (866) 269-4976

Email: investorrelations@redwoodtrust.com

For more information about Redwood Trust, visit our website at www.redwoodtrust.com